Exhibit 10.1

LOAN AND SECURITY AGREEMENT

by and among

HERCULES FUNDING II LLC

as Borrower,

THE LENDERS THAT ARE SIGNATORIES HERETO

as the Lenders,

and

WELLS FARGO FOOTHILL, LLC

as the Arranger and Administrative Agent,

Dated as of August 25, 2008

1.	DEFINITIONS AND CONSTRUCTION		1

	1.1	Definitions	1
	1.2	Accounting Terms	24
	1.3	Code	24
	1.4	Construction	24
	1.5	Schedules and Exhibits	25

2.	LOAN AND TERMS OF PAYMENT		25

	2.1	Revolver Advances	25
	2.2	Borrowing Procedures and Settlements	26
	2.3	Payments	32
	2.4	Overadvances	35
	2.5	Interest Rates: Rates, Payments, and Calculations	35
	2.6	Cash Management	36
	2.7	Crediting Payments	37
	2.8	Designated Account	38
	2.9	Maintenance of Loan Account; Statements of Obligations	38
	2.10	Fees	38
	2.11	Capital Requirements	39
	2.12	LIBOR Option	39

3.	CONDITIONS; TERM OF AGREEMENT		41

	3.1	Conditions Precedent to the Initial Extension of Credit	41
	3.2	Conditions Subsequent to the Initial Extension of Credit	43
	3.3	Conditions Precedent to all Extensions of Credit	44
	3.4	Term	44
	3.5	Effect of Termination	45
	3.6	Early Termination by Borrower	45

4.	CREATION OF SECURITY INTEREST		46

	4.1	Grant of Security Interest	46
	4.2	Negotiable Collateral	46
	4.3	Collection of Accounts, General Intangibles, and Negotiable Collateral	46
	4.4	Filing of Financing Statements; Commercial Tort Claims; Delivery of Additional Documentation Required	47
	4.5	Power of Attorney	48
	4.6	Right to Inspect and Verify	48
	4.7	Control Agreements	49
	4.8	Servicing of Notes Receivable	49
	4.9	Release of Notes Receivable	49

5.	REPRESENTATIONS AND WARRANTIES		50

	5.1	No Encumbrances	50
	5.2	Eligible Notes Receivables	50
	5.3	Equipment	50
	5.4	Location of Collateral	50
	5.5	Records	50
	5.6	State of Incorporation; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims	51
	5.7	Due Organization and Qualification; Subsidiaries	51
	5.8	Due Authorization; No Conflict	51
	5.9	Litigation	52
	5.10	No Material Adverse Change	52
	5.11	Fraudulent Transfer	52
	5.12	Employee Benefits	53
	5.13	Environmental Condition	53
	5.14	Brokerage Fees	53
	5.15	Intellectual Property	53
	5.16	Leases	53
	5.17	Deposit Accounts and Securities Accounts	53
	5.18	Complete Disclosure	54
	5.19	Indebtedness	54
	5.20	Compliance	54
	5.21	Servicing	54
	5.22	Permits, Licenses, Etc.	54
	5.23	Margin Stock	55
	5.24	Holding Company and Investment Company Acts	55

6.	AFFIRMATIVE COVENANTS		55

	6.1	Accounting System	55
	6.2	Collateral Reporting	55
	6.3	Financial Statements, Reports, Certificates	56
	6.4	Notices Regarding Collections Servicing Staff	59
	6.5	Collection of Notes Receivable	59
	6.6	Maintenance of Properties	59
	6.7	Taxes	60
	6.8	Insurance	60
	6.9	Location of Collateral	61
	6.10	Compliance with Laws	61
	6.11	Leases	61
	6.12	Existence	61
	6.13	Environmental	62
	6.14	Disclosure Updates	62
	6.15	Formation of Subsidiaries	62
	6.16	Required Asset Documents	63
	6.17	Sale and Servicing Agreement	63
	6.18	Escrow Deposits	63

	6.19	Minimum Funding of Advances	63

7.	NEGATIVE COVENANTS		63

	7.1	Indebtedness	63
	7.2	Liens	64
	7.3	Restrictions on Fundamental Changes	64
	7.4	Disposal of Assets	64
	7.5	Change Name	64
	7.6	Nature of Business	64
	7.7	Prepayments and Amendments	65
	7.8	Change of Control	65
	7.9	Required Procedures	65
	7.10	Restricted Payments	65
	7.11	Accounting Methods	65
	7.12	Investments	66
	7.13	Transactions with Affiliates	66
	7.14	Use of Proceeds	66
	7.15	Collateral with Bailees	66
	7.16	Financial Covenants	66
	7.17	Certain Borrower and HTGC Portfolio Covenants	67
	7.18	Sale and Servicing Agreement.	68

8.	EVENTS OF DEFAULT		68

9.	THE LENDER GROUP’S RIGHTS AND REMEDIES		71

	9.1	Rights and Remedies	71
	9.2	Remedies Cumulative	73

10.	TAXES AND EXPENSES		73

11.	WAIVERS; INDEMNIFICATION		74

	11.1	Demand; Protest; etc	74
	11.2	The Lender Group’s Liability for Borrower Collateral	74
	11.3	Indemnification	74

12.	NOTICES		75

13.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER		76

14.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS		77

	14.1	Assignments and Participations	77
	14.2	Successors	79

15.	AMENDMENTS; WAIVERS		79

	15.1	Amendments and Waivers	79
	15.2	Replacement of Holdout Lender	80
	15.3	No Waivers; Cumulative Remedies	81

16.	AGENT; THE LENDER GROUP		81

	16.1	Appointment and Authorization of Agent	81
	16.2	Delegation of Duties	82
	16.3	Liability of Agent	82
	16.4	Reliance by Agent	82
	16.5	Notice of Default or Event of Default	83
	16.6	Credit Decision	83
	16.7	Costs and Expenses; Indemnification	84
	16.8	Agent in Individual Capacity	84
	16.9	Successor Agent	84
	16.10	Lender in Individual Capacity	85
	16.11	Withholding Taxes	85
	16.12	Collateral Matters	87
	16.13	Restrictions on Actions by Lenders; Sharing of Payments	88
	16.14	Agency for Perfection	89
	16.15	Payments by Agent to the Lenders	89
	16.16	Concerning the Collateral and Related Loan Documents	89
	16.17	Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information	89
	16.18	Several Obligations; No Liability	90
	16.19	Bank Product Providers	90

17.	GENERAL PROVISIONS		91

	17.1	Effectiveness	91
	17.2	Section Headings	91
	17.3	Interpretation	91
	17.4	Severability of Provisions	91
	17.5	Counterparts; Electronic Execution	91
	17.6	Revival and Reinstatement of Obligations	91
	17.7	Confidentiality.	91
	17.8	Lender Group Expenses	92
	17.9	USA Patriot Act	92
	17.10	Integration	92

EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Form of Borrowing Base Certificate
Exhibit C-1	Form of Compliance Certificate
Exhibit L-1	Form of LIBOR Notice

Schedule C-1	Commitments
Schedule P-1	Permitted Liens
Schedule R-1	Required Asset Documents
Schedule 2.6(a)	Cash Management Banks
Schedule 5.4	Locations of Collateral
Schedule 5.6(a)	Jurisdictions of Organization
Schedule 5.6(b)	Chief Executive Offices
Schedule 5.6(c)	Organizational ID Numbers
Schedule 5.6(d)	Commercial Tort Claims
Schedule 5.7(b)	Capitalization of Borrower and HTGC
Schedule 5.7(c)	Capitalization of Borrower’s and HTGC’s Subsidiaries
Schedule 5.9	Litigation
Schedule 5.13	Environmental Matters
Schedule 5.15	Intellectual Property
Schedule 5.17	Deposit Accounts and Securities Accounts
Schedule 5.19	Permitted Indebtedness
Schedule 5.23	Licenses, Franchises, Consents and Approvals

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”), is entered into as of August 25, 2008, between and among, on the one hand, the lenders identified on the signature pages hereof (such lenders, together with their respective successors and assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), WELLS FARGO FOOTHILL, LLC, a Delaware limited liability company, as the arranger and administrative agent for the Lenders (“Agent”), and, on the other hand, HERCULES FUNDING II LLC, a Delaware limited liability company (“Borrower”).

The parties agree as follows:

1.  DEFINITIONS AND CONSTRUCTION.

   1.1  Definitions.  As used in this Agreement, the following terms shall have the following definitions:

“Account” means an account (as that term is defined in the Code).

“Account Debtor” means any Person who is obligated under, with respect to, or on account of, an Account, chattel paper or a General Intangible, or is a debtor under, or a maker of, a Note Receivable.

“ACH Transactions” means any cash management or related services (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) provided by a Bank Product Provider for the account of Borrower or its Subsidiaries.

“Additional Documents” has the meaning set forth in Section 4.4(c).

“Advances” has the meaning set forth in Section 2.1(a).

“Affiliate” means, as applied to any Person, any other Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, in any event: (a) any Person which owns directly or indirectly 10% or more of the Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership, membership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed to control such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed to be an Affiliate of such Person.

“Agent” means WFF, solely in its capacity as agent for the Lenders hereunder, and any successor thereto.

“Agent Advances” has the meaning set forth in Section 2.2(e)(i).

“Agent-Related Persons” means Agent together with its Affiliates, officers, directors, employees, and agents.

“Agent’s Account” means an account at a bank designated by Agent from time to time as the account into which Borrower shall make all payments to Agent for the benefit of the Lender Group and into which the Lender Group shall make all payments to Agent under this Agreement and the other Loan Documents; unless and until Agent notifies Borrower and the Lender Group to the contrary, Agent’s Account shall be that certain deposit account bearing account number 4121345110 and maintained by Agent with Wells Fargo Bank, N.A., San Francisco, CA, ABA No. 121000248.

“Agent’s Liens” means the Liens granted by Borrower and its Subsidiaries to Agent for the benefit of the Lender Group under this Agreement or the other Loan Documents.

“Agreement” has the meaning set forth in the preamble hereto.

“Assignee” has the meaning set forth in Section 14.1(a).

“Assignment and Acceptance” means an Assignment and Acceptance substantially in the form of Exhibit A-1.

“Authorized Person” means any of Manuel Henriquez, David Lund, Jessica Tong Baron, Scott Harvey, or any other individual then serving as the Chief Executive Officer, Chief Financial Officer, Corporate Controller, or Chief Legal Officer of Borrower or HTGC, as applicable; provided, that for purposes of this Agreement, no individual who is an Authorized Person shall cease to be an Authorized Person, and no individual who is not then an Authorized Person shall become an Authorized Person, unless and until Agent has received written notice of such change from Borrower or HTGC, as applicable, and in the case of an individual becoming an Authorized Person such individual has been approved by Agent in its Permitted Discretion.

“Availability” means, as of any date of determination, the amount that Borrower is entitled to borrow as Advances under Section 2.1 (after giving effect to all then outstanding Obligations (other than Bank Product Obligations) and all sublimits and reserves then applicable hereunder).

“Backup Servicer” means Lyon Financial Services, Inc., doing business as U.S. Bank Portfolio Services, as Backup Servicer to assume the functions of servicing the Notes Receivable pursuant to the Sale and Servicing Agreement, or any replacement for such Person acceptable to both Borrower and Agent or otherwise appointed pursuant to the terms of the Sale and Servicing Agreement.

“Backup Servicer Fees” means the “Backup Servicer Fee” payable to Backup Servicer in accordance with the Sale and Servicing Agreement.

“Bank Product” means any financial accommodation extended to Borrower or its Subsidiaries by a Bank Product Provider (other than pursuant to this Agreement) including:  (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) transactions under Hedging Agreements.

“Bank Product Agreements” means those agreements entered into from time to time by Borrower or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by Borrower or its Subsidiaries to any Bank Product Provider pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that Borrower or its Subsidiaries are obligated to reimburse to Agent or any member of the Lender Group as a result of Agent or such member of the Lender Group purchasing participations from, or executing indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider.

“Bank Product Provider” means Wells Fargo or any of its Affiliates.

“Bank Product Reserve” means, as of any date of determination, the amount of reserves that Agent has established (based upon the Bank Product Providers’ reasonable determination of the credit exposure of Borrower and its Subsidiaries in respect of then extant Bank Products) in respect of Bank Products then provided or outstanding; provided, however, that such amount shall at no time exceed the lesser of (a) five percent (5%) of the Maximum Revolver Amount at such time, or (b) $15,000,000.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Base LIBOR Rate” means the rate per annum, determined by Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/16%), to be the rate at which Dollar deposits (for delivery on the first day of an Interest Period) in the amount of $1,000,000 are offered to major banks in the London interbank market on or about 1:00 p.m. (New York time) two (2) Business Days prior to the commencement of such Interest Period, for a term comparable to such Interest Period, which determination shall be conclusive in the absence of manifest error.

“Base Rate” means the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate,” with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

“Base Rate Loan” means each portion of an Advance that bears interest at a rate determined by reference to the Base Rate.

“Base Rate Margin” means two percent (2.00%).

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which Borrower or any Subsidiary or ERISA Affiliate of Borrower has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Board of Directors” means the board of directors (or comparable managers or managing members) of a Person or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers or managing members).

“Books” means all of Borrower’s and its Subsidiaries’ now owned or hereafter acquired books and records (including all of their Records indicating, summarizing, or evidencing their assets (including the Collateral) or liabilities, all of Borrower’s and its Subsidiaries’ Records relating to their business operations or financial condition, and all of their goods or General Intangibles related to such information).

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Borrower Collateral” means all of Borrower’s now owned or hereafter acquired right, title, and interest in and to all property, including, without limitation, each of the following:

(a)       all of its Accounts,

(b)       all of its Books,

(c)       all of its commercial tort claims,

(d)       all of its Deposit Accounts,

(e)       all of its Equipment,

(f)       all of its General Intangibles,

(g)       all of its Inventory,

(h)       all of its Investment Property (including all of its securities and Securities Accounts),

(i)       all of its Negotiable Collateral, including all of its Notes Receivable,

(j)       all of its Supporting Obligations,

(k)       money or other assets of Borrower that now or hereafter come into the possession, custody, or control of Agent or any Lender, and

(l)       the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the foregoing, and any and all Accounts, Books, Deposit Accounts, Equipment, General Intangibles, Inventory, Investment Property, Negotiable Collateral, Real Property, Supporting Obligations, money, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

“Borrower’s Required Procedures” means the “Credit and Collection Policy” as defined in the Sale and Servicing Agreement, specifically including underwriting, valuation, auditing and documentation guidelines, standard documentation, and portfolio management policies and procedures, in the form delivered to Agent and approved by Agent on or prior to the Closing Date, as amended from time to time in accordance with the Sale and Servicing Agreement.

“Borrowing” means a borrowing hereunder consisting of Advances made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of an Agent Advance.

“Borrowing Base” means, as of any date of determination, the sum of:

(a)       fifty percent (50%) of the Net Eligible Notes Receivables, minus

(b)       the sum of (i) the Bank Product Reserve, and (ii) the aggregate amount of reserves, if any, established by Lender under  Section 2.1(b).

“Borrowing Base Certificate” means a certificate in the form of Exhibit B-1.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the State of New York, the State of California, the State of Texas, or the State of Minnesota, except that if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) demand Deposit Accounts maintained with any bank organized under the laws of the United States or any state thereof so long as the amount maintained with any individual bank is less than or equal to $100,000 and is insured by the Federal Deposit Insurance Corporation, and (f) Investments in money market funds or mutual funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (e) above.

“Cash Management Account” has the meaning set forth in Section 2.6(a).

“Cash Management Agreements” means those certain cash management service agreements, in form and substance satisfactory to Agent, each of which is among Borrower or one of its Subsidiaries, Agent, and one of the Cash Management Banks.

“Cash Management Bank” has the meaning set forth in Section 2.6(a).

“Change of Control” means any of the following: (a) HTGC ceases to directly own and control 100% of the outstanding capital Stock of Borrower; (b) Borrower ceases to directly own and control 100% of the outstanding capital Stock of each of its Subsidiaries; (c) HTGC or parties designated or appointed by HTGC cease to be the only Manager(s) of Borrower; (d) any person or group of persons (within the meaning of the Securities  Exchange Act of 1934) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934) of twenty percent (20%) or more of the issued and outstanding shares of capital Stock of HTGC having the right to vote for the election of directors of HTGC under ordinary circumstances; or (e) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of HTGC (together with any new directors whose election by the board of directors of HTGC or whose nomination for election by the Stockholders of HTGC was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office.

“Closing Certificates” means certificates from an Authorized Person of Borrower and an Authorized Person of HTGC, in each case (i) attesting to the resolutions of such Person’s Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which such Person is a party, (ii) authorizing specific officers of such Person to execute the same, (iii) attesting to the incumbency and signatures of such specific officers of such Person, and (iv) addressing such other factual matters in connection with the Agreement and the other Loan Documents as may reasonably be required by Agent.

“Closing Date” means the date of this Agreement.

“Closing Date Business Plan” means the set of Projections of Borrower for the period from the Closing Date through December 31, 2009, on a month-by-month basis, in form and substance (including as to scope and underlying assumptions) satisfactory to Agent.

“Code” means the New York Uniform Commercial Code, as in effect from time to time; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority, or remedies with respect to Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies.

“Collateral” means the Borrower Collateral and all other assets and interests in assets and proceeds thereof now owned or hereafter acquired by Borrower or its Subsidiaries in or upon which a Lien is granted under any of the Loan Documents.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Collateral, in each case, in form and substance satisfactory to Agent.

“Collateral Custodian” means a Person acceptable to both Borrower and Agent that is appointed pursuant to a Collateral Custodian Agreement acceptable to such Person, Borrower and Agent to hold the original Notes Receivable and certain other documents to be delivered under this Agreement or the Sale and Servicing Agreement for Agent’s benefit.  As of the Closing Date, there is no Collateral Custodian, and the original Notes Receivable and certain other documents required to be delivered under this Agreement or the Sale and Servicing Agreement will be delivered directly to and held by Agent.

“Collateral Custodian Agreement” means a written agreement pursuant to which Borrower and Agent appoint a Collateral Custodian with respect to this Agreement and the Sale and Servicing Agreement and specify the duties and compensation of such Collateral Custodian.

“Collateral Custodian Fees” means any fees payable to a Collateral Custodian in accordance with its Collateral Custodian Agreement.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) of Borrower.

“Commercial Tort Claim Assignment” has the meaning set forth in Section 4.4(b).

“Commitment” means, with respect to each Lender, the aggregate commitment of such Lender to make Advances and, with respect to all Lenders, the aggregate commitments of all Lenders to make Advances, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.1.

“Compliance Certificate”  means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer of Borrower to Agent.

“Control Agreement” means a control agreement, in form and substance satisfactory to Agent, executed and delivered by Borrower or one of its Subsidiaries, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Daily Balance” means, with respect to each day during the term of this Agreement, the aggregate outstanding amount of all Advances or Obligations, as the context requires, at the end of such day.

“Debt to Worth Ratio” means, with respect to any Person as of any date of determination, a ratio of (a) the sum of (i) the outstanding amount of all Indebtedness of such Person as of such date, minus (ii) the outstanding amount of the Subordinated Debt of such Person as of such date, to (b) the sum of (i) Tangible Net Worth of such Person as of such date, plus (ii) the outstanding amount of the Subordinated Debt of such Person as of such date.

“Default” means an event or condition that, but for the giving of notice or the passage of time, or both, would constitute an Event of Default.

“Defaulted Note Receivable” means any Note Receivable with respect to which (a) any payment thereunder remains outstanding and unpaid, in whole or in part, for more than ninety (90) days past the date it became due and payable according to the original face and tenor of such Note Receivable or as extended in accordance with Borrower’s Required Procedures, (b) with respect to which foreclosure proceedings have been initiated against any property securing such Note Receivable, or (c) that Borrower or Agent in its Permitted Discretion deems to be non-collectible.

“Defaulting Lender” means any Lender that fails to make any Advance (or other extension of credit) that it is required to make hereunder on the date that it is required to do so hereunder.

“Defaulting Lender Rate” means (a) for the first three (3) days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Advances that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).

“Delinquent Note Receivable” means any Note Receivable with respect to which any payment thereunder remains outstanding and unpaid, in whole or in part, for more than sixty (60) days past the date it became due and payable according to the original face and tenor of such Note Receivable or as extended in accordance with Borrower’s Required Procedures.

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Designated Account” means account number 4121766364 of Borrower maintained with Borrower’s Designated Account Bank, or such other deposit account of Borrower (located within the United States) that has been designated as such, in writing, by Borrower to Agent.

“Designated Account Bank” means Wells Fargo.

“Disbursement Letter” means an instructional letter executed and delivered by Borrower to Agent regarding the extensions of credit to be made on the Closing Date, the form and substance of which is satisfactory to Agent.

“Dollars” or “$” means United States dollars.

“EBITDA” means, with respect to any Person for any fiscal period, such Person’s consolidated net earnings (or loss), minus to the extent included in determining net earnings, extraordinary gains, minus to the extent included in determining net earnings, interest income, plus interest expense, plus income taxes, plus depreciation and amortization, in each case as determined for such period and in each case not otherwise defined herein as determined in accordance with GAAP.

“Eligible Notes Receivable” means those Notes Receivable that comply with each of the representations and warranties respecting Eligible Notes Receivable made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be modified from time to time by Agent in Agent’s Permitted Discretion; provided further, that so long as no Default or Event of Default has occurred and is continuing, Agent shall first notify and attempt to discuss with Borrower any such modification that Agent proposes to make to such criteria unless Agent, in its Permitted Discretion, believes that exigent circumstances justify the immediate modification of such criteria.  Eligible Notes Receivable shall not include a Note Receivable (unless specifically determined to be an Eligible Note Receivable by Agent following a review thereof on a case-by-case basis) if:

(a)       such Note Receivable does not evidence a commercial loan made to an Account Debtor in which venture capital firms, private equity groups or other institutional investors have an aggregate equity ownership of at least fifteen percent (15%) on a fully-diluted basis;

(b)       such Note Receivable does not represent a valid and binding obligation enforceable in accordance with its terms for the amount outstanding thereof without defense (whether actual or alleged);

(c)       such Note Receivable (i) is not approved, documented, managed and otherwise in conformance with Borrower’s Required Procedures in effect upon Borrower’s acquisition thereof, or (ii) is not evidenced by HTGC’s standard loan documents for loans to be sold to Borrower and financed under this Agreement, or other documentation acceptable to Agent;

(d)       such Note Receivable (i) has been modified or had its maturity extended in a manner that is not in compliance with Borrower’s Required Procedures, or (ii) has had its maturity extended or otherwise been modified in accordance with Borrower’s Required Procedures, and the aggregate outstanding principal amount of all Eligible Notes Receivable which have had their maturity extended or have otherwise been modified exceeds ten percent (10%) of the aggregate outstanding principal amount of all Eligible Notes Receivable at such time; provided, that only the amount in excess of such limit shall be considered ineligible;

(e)       such Note Receivable has an outstanding principal amount that exceeds the greater of (i) ten percent (10%) of the aggregate outstanding principal amount of all Eligible Notes Receivable at such time, or (ii) $15,000,000; provided, that only the amount in excess of such limit shall be considered ineligible and such limit may be waived by Agent on a case by case basis in its sole discretion;

(f)       such Note Receivable causes the aggregate outstanding principal amount of all Eligible Notes Receivable owed by Account Debtors who have received equity investments from the same venture capital firm as the lead investor, to exceed twenty-five percent (25%) of the aggregate outstanding principal amount of all Eligible Notes Receivable at such time; provided, that in each case only the amount in excess of such limit shall be considered ineligible;

(g)       such Note Receivable causes the aggregate outstanding principal amount of all Eligible Notes Receivable owed by Account Debtors whose business activities fall within a single industry, as defined by the Standard Industrial Classification/NAIC classification (six-digit NAIC codes) then in effect, to exceed thirty-five percent (35%) of the aggregate outstanding principal amount of all Eligible Notes Receivable at such time; provided, that in each case only the amount in excess of such limit shall be considered ineligible;

(h)       such Note Receivable causes the aggregate outstanding principal amount of all Eligible Notes Receivable owed by Account Debtors that are rated Investment Grade 3 in accordance with Borrower’s Required Procedures then in effect, to exceed thirty percent (30%) of the aggregate outstanding principal amount of all Eligible Notes Receivable at such time; provided, that in each case only the amount in excess of such limit shall be considered ineligible;

(i)       such Note Receivable is owed by an Account Debtor that is rated Investment Grade 4 or Investment Grade 5 in accordance with Borrower’s Required Procedures then in effect;

(j)       such Note Receivable is owed by an Account Debtor that, based upon Borrower’s most-recent quarterly credit analysis and taking into account such Account Debtor’s anticipated positive or negative cash flow, does not have either (i) sufficient unrestricted cash on hand or committed availability under revolving lines of credit to allow such Account Debtor to service at least two (2) months of debt service under such Note Receivable or (ii) a signed commitment letter from a “qualified investor” to make an additional equity investment in such Account Debtor in an amount sufficient to allow such Account Debtor to service at least six (6) months of debt service under such Note Receivable (for purposes on this clause (j), “qualified investor” shall mean a venture capital firm on Borrower’s approved list, a private equity group, a strategic acquirer or other institutional investor acceptable to Agent in its Permitted Discretion;

(k)       Borrower’s Liens to secure payment of such Note Receivable are not first priority Liens on substantially all property of the Account Debtor, except for such permitted Liens or exclusions as are consistent with Borrower’s Required Procedures; provided, that such Note Receivable shall not be ineligible solely by reason of this clause (k) by reason of the existence of a prior Lien secured solely by the Accounts (and proceeds thereof) owned by such Account Debtor’s to secure a revolving line of credit provided to the Account Debtor so long as (i) the maximum committed principal amount of such revolving line of credit does not exceed fifty percent (50%) of the maximum committed principal amount of Borrower’s loan to such Account Debtor, and (ii) the aggregate outstanding principal amount of all Eligible Notes Receivable with respect to which such a revolving line of credit exists shall not exceed ten percent (10%) of the aggregate outstanding principal amount of all Eligible Notes Receivable at such time (provided, that in the case of clause (ii), only the amount in excess of such limit shall be considered ineligible);

(l)       such Note Receivable has a remaining term of more than sixty (60) months;

(m)       such Note Receivable has a remaining term of more than forty-two (42) months, unless the Account Debtor maintains a trailing twelve-month EBITDA in excess of $2,000,000;

(n)       such Note Receivable causes the aggregate outstanding principal amount of all Eligible Notes Receivable that have a remaining term of more than forty-two (42) months to exceed twenty-five (25%) of the aggregate outstanding principal amount of all Eligible Notes Receivable at such time; provided, that only the amount in excess of such limit shall be considered ineligible and such limit may be waived by Agent on a case by case basis in its sole discretion;

(o)       the Account Debtor with respect to such Note Receivable is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such maker;

(p)       the documentation associated with such Note Receivable does not require the Account Debtor to provide ongoing financial information to Borrower, including financial statements on not less than a quarterly basis, annual audited financial statements prepared by an independent third-party auditor, annual budgets and ongoing loan monitoring and covenant compliance certificates consistent with Borrower’s Required Procedures;

(q)       such Note Receivable was originated by a lender other than HTGC or a bank, commercial finance company or other institutional lender approved by Agent in its Permitted Discretion;

(r)       such Note Receivable causes the aggregate outstanding principal amount of all Eligible Notes Receivable originated by a lender other than HTGC to exceed twenty percent (20%) of the aggregate outstanding principal amount of all Eligible Notes Receivable at such time; provided, that in each case only the amount in excess of such limit shall be considered ineligible;

(s)       such Note Receivable has not been originated in accordance with, or does not comply in all respects with, all applicable federal, state and local laws and regulations, including applicable usury and credit disclosure laws and regulations;

(t)       such Note Receivable does not require current payments of the full amount of cash interest accruing on the full unpaid principal amount thereof on at least a quarterly basis; provided, that notwithstanding this clause (t), Notes Receivable that provide for payment-in-kind or accrual of a portion of such interest may be eligible so long as such payment-in-kind or accruing portion of such interest does not exceed twenty-five percent (25%) of the total interest then due;

(u)       such Note Receivable (i) is a Delinquent Note Receivable or a Defaulted Note Receivable, or (ii) unless waived by Agent on a case by case basis in its sole discretion, has been at any time a Delinquent Note Receivable or a Defaulted Note Receivable;

(v)       the Account Debtor with respect to such Note Receivable is in the nuclear waste, natural resource, utility, or fishing vessel industry;

(w)       the proceeds of such Note Receivable were or are to be used for personal, family or household purposes;

(x)       Borrower’s interest in such Note Receivable represents (i) its interest as one of the lenders in a multi-lender syndicate or other co-lending arrangement, unless such arrangement has been reviewed and approved by Agent on a case by case basis in its sole discretion, or (ii) is only a participating interest;

(y)       the Account Debtor with respect to such Note Receivable is an Affiliate of Borrower or a shareholder or employee or agent of Borrower or a member, employee or agent of any Affiliate of Borrower, or a member of the family of any of the foregoing:

(z)       such Note Receivable that is not payable in Dollars;

(aa)      the Account Debtor with respect to such Note Receivable (i) does not maintain its chief executive office or principal residence in the United States, or (ii) is not organized under the laws of the United States or any state thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof;

(bb)      the Account Debtor with respect to such Note Receivable is either (i) the United States or any department, agency, or instrumentality of the United States, or (ii) any state of the United States;

(cc)      the Account Debtor with respect to such Note Receivable is also a creditor of Borrower, or has made a refundable deposit (not held in a separate escrow account), or has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Note Receivable, to the extent of such deposit, claim, right of setoff, or dispute;

(dd)      the Agent or the Collateral Custodian (if one has been appointed) is not then in possession of each of the Required Asset Documents;

(ee)      Agent has not received a copy of HTGC’s investment memorandum with respect to the loan evidenced by such Note Receivable; or

(ff)      such Note Receivable is not subject to a valid and perfected first-priority Lien of Agent.

Notwithstanding the foregoing, Agent will have the right to underwrite any Note Receivable with an original principal balance in excess of $15,000,000 to determine, in Agent’s sole discretion, whether such Note Receivable shall be an Eligible Note Receivable.

“Eligible Transferee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $250,000,000, provided that such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of $250,000,000, (d) any Affiliate (other than individuals) of a Lender that was party hereto as of the Closing Date, (e) so long as no Event of Default has occurred and is continuing, any other Person approved by Agent and Borrower, (which approval of Borrower shall not be unreasonably withheld, delayed, or conditioned), and (f) during the continuation of an Event of Default, any other Person approved by Agent.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials from (a) any assets, properties, or businesses of Borrower, its Subsidiaries, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by Borrower, its Subsidiaries, or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on Borrower or its Subsidiaries, relating to the environment, the effect of the environment on employee health or safety, or Hazardous Materials, including the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; and the Occupational Safety and Health Act, 29 U.S.C. §651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Actions required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“Equipment” means all equipment (as that term is defined in the Code), including machinery, machine tools, motors, furniture, furnishings, fixtures, vehicles (including motor vehicles), computer hardware, tools, parts and goods (other than consumer goods, farm products, or Inventory), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Borrower or any of its Subsidiaries are a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with Borrower or any of its Subsidiaries and whose employees are aggregated with the employees of Borrower or its Subsidiaries under IRC Section 414(o).

“Event of Default” has the meaning set forth in Section 8.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Fee Letter” means that certain Fee Letter, dated as of even date herewith, between Borrower and Agent, in form and substance satisfactory to Agent.

“FEIN” means Federal Employer Identification Number.

“Funding Date” means the date on which a Borrowing occurs.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“General Intangibles” means all general intangibles (as that term is defined in the Code), including payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trade secrets, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, insurance premium rebates, tax refunds, and tax refund claims, and any other personal property other than Accounts, commercial tort claims, Deposit Accounts, goods, Investment Property, and Negotiable Collateral.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, formation or organization, bylaws, partnership agreement, operating or limited liability company agreement, or other organizational documents of such Person.

“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Guarantor” means any Person that executes a Guaranty with respect to the Obligations.

“Guaranty” means any guaranty executed and delivered by a Guarantor in favor of Agent, for the benefit of the Lender Group and the Bank Product Providers, in form and substance satisfactory to Agent.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedging Agreement” means any and all agreements or documents now existing or hereafter entered into by Borrower or any of its Subsidiaries that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Borrower’s or any of its Subsidiaries’ exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

“Holdout Lender” has the meaning set forth in Section 15.2(a).

“HTGC” means Hercules Technology Growth Capital, Inc., a Maryland corporation.

“Indebtedness” means (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of a Person or its Subsidiaries, irrespective of whether such obligation or liability is assumed, (e) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations owing under Hedging Agreements, and (g) any obligation of guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (f) above.

“Indemnified Liabilities” has the meaning set forth in Section 11.3.

“Indemnified Person” has the meaning set forth in Section 11.3.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intangible Assets” means, with respect to any Person, that portion of the book value of all of such Person’s assets that would be treated as intangibles under GAAP.

“Interest Coverage Ratio” means, with respect to any Person for any period, the ratio of (i) Net Investment Income for such period, to (ii) total interest expense (including unused line fees) to the extent paid or required to be paid during such period, in each case determined for such Person.

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the first day of a calendar month and ending on the last day of such calendar month; provided, however, that if Borrower delivers a LIBOR Notice in accordance with Section 2.12 on or before the Closing Date, then such LIBOR Notice shall create and be effective with respect to an Interest Period commencing on the Closing Date and ending on the last day of the calendar month in which the Closing Date occurs.

“Inventory” means inventory (as that term is defined in the Code).

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business consistent with past practice), purchases or other acquisitions of Indebtedness, Stock or all or substantially all of the assets of such Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Investment Property” means investment property (as that term is defined in the Code).

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“Lender” and “Lenders” have the respective meanings set forth in the preamble to this Agreement, and shall include any other Person made a party to this Agreement in accordance with the provisions of Section 14.1.

“Lender Group” means, individually and collectively, each of the Lenders and Agent.

“Lender Group Expenses” means all reasonable (a) costs or expenses (including taxes, and insurance premiums) required to be paid by Borrower or its Subsidiaries under any of the Loan Documents that are paid, advanced or incurred by the Lender Group, (b) fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with Borrower or its Subsidiaries, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including initial and subsequent periodic Collateral appraisals or valuations or business valuations to the extent of the fees and charges therefor (and up to the amount of any limitation contained in this Agreement)), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) costs and expenses incurred by Agent in the disbursement of funds to Borrower (by wire transfer or otherwise), (d) charges paid or incurred by Agent resulting from the dishonor of checks, (e) costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) audit fees and expenses of Agent related to audit examinations of the Books to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, (g) costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group’s relationship with Borrower or any of its Subsidiaries or any Guarantor, (h) Agent’s costs and expenses (including attorneys’ fees) incurred in advising, structuring, drafting, reviewing, administering, or amending the Loan Documents, and (i) Agent’s and each Lender’s costs and expenses (including attorneys’, accountants’, consultants’, and other advisors’ fees and expenses) incurred in terminating, enforcing (including attorneys’, accountants’, consultants’, and other advisors’ fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Borrower or any of its Subsidiaries or any Guarantor or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.  All such amounts representing a mere pass-through by a member of the Lender Group of out-of-pocket costs and expenses set by a third-party shall be deemed to be reasonable for purposes of this Agreement and other Loan Documents.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, and the officers, directors, employees, and agents of such Lender.

“LIBOR Deadline” has the meaning specified therefor in Section 2.12(a).

“LIBOR Notice” means a written notice in the form of Exhibit L-1.

“LIBOR Option” has the meaning specified therefor in Section 2.12(a).

“LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by Agent by dividing (a) the Base LIBOR Rate for such Interest Period, by (b) 100% minus the Reserve Percentage.  The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

“LIBOR Rate Loan” means each portion of an Advance that bears interest at a rate determined by reference to the LIBOR Rate pursuant to Borrower’s exercise of the LIBOR Option in accordance with Section 2.12.

“LIBOR Rate Margin” means three and one-quarter of one percent (3.25%).

“Lien” means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, irrespective of whether (a) such interest is based on the common law, statute, or contract, (b) such interest is recorded or perfected, and (c) such interest is contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances.  Without limiting the generality of the foregoing, the term “Lien” includes the lien or security interest arising from a mortgage, deed of trust, deed to secure debt, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also includes reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

“Loan Account” has the meaning set forth in Section 2.9.

“Loan Documents” means this Agreement, the Bank Product Agreements (if any), the Cash Management Agreements, the Closing Certificate, the Control Agreements, the Sale and Servicing Agreement, the Disbursement Letter, the Fee Letter, the Guaranties (if any), the Officers’ Certificates, any note or notes executed by Borrower in connection with this Agreement and payable to a member of the Lender Group, and any other agreement entered into, now or in the future, by Borrower or any of its Subsidiaries or any Guarantor and the Lender Group in connection with this Agreement.

“Material Adverse Change” means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, or HTGC and its Subsidiaries, taken as a whole, (b) a material impairment of the ability to HTGC, Borrower’s or their respective Subsidiaries to perform their obligations under the Loan Documents to which they are parties or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of the Agent’s Liens with respect to the Collateral as a result of an action or failure to act on the part of HTGC, Borrower’s or their respective Subsidiaries.

“Maturity Date” has the meaning set forth in Section 3.4.

“Maximum Revolver Amount” means $300,000,000, or such other amount of the aggregate Commitments at such time as reflected on Schedule C-1 as then in effect pursuant to this Agreement or any amendment to this Agreement.

“Negotiable Collateral” means letters of credit, letter of credit rights, instruments, promissory notes, drafts, documents, and chattel paper (including electronic chattel paper and tangible chattel paper).

“Net Eligible Notes Receivable” means, as of any date of determination, the aggregate unpaid principal amount of all Eligible Notes Receivable (less any portions that are excluded based upon the definition thereof) on such date.

“Net Investment Income” means, with respect to any Person for any fiscal period, such Person’s interest and fee income, less operating expenses, in each case as determined for such period and in each case not otherwise defined herein as determined in accordance with GAAP.

“Note Receivable” means a promissory note evidencing a commercial loan made or purchased by Borrower in accordance with Borrower’s Required Procedures and secured by a Lien on property owned by the maker of such note.

“Obligations” means (a) all loans, Advances, debts, principal, interest (including any interest that, but for the commencement of an Insolvency Proceeding, would have accrued), premiums, liabilities (including all amounts charged to Borrower’s Loan Account pursuant hereto), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), charges, costs, Lender Group Expenses (including any fees or expenses that, but for the commencement of an Insolvency Proceeding, would have accrued), lease payments, guaranties, covenants, and duties of any kind and description owing by Borrower to the Lender Group pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Lender Group Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise, and (b) all Bank Product Obligations.  Any reference in this Agreement or in the Loan Documents to the Obligations shall include all extensions, modifications, renewals, supplements, restatements or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“Officer’s Certificates” means the forms of Representations and Warranties of Officers provided by Agent to Borrower and HTGC, together with each of Borrower’s and HTGC’s completed responses to the inquiries set forth therein, the form and substance of such responses to be satisfactory to Agent.

“Originating Lender” has the meaning set forth in Section 14.1(e).

“Overadvance” has the meaning set forth in Section 2.4.

“Participant” has the meaning set forth in Section 14.1(e).

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Dispositions” means (a) sales or other dispositions of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of business, (b) sales of Inventory to buyers in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, (d) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, (e) a sale of a Note Receivable in the ordinary course of business, without recourse to Borrower (other than limited recourse for not more than 90 days for any misrepresentation or for failure of Account Debtor to make first payment following sale or for other conditions approved in writing by Agent) for a cash purchase price of not less than one hundred percent (100%) of the unpaid balance thereof, (f) a sale of Note Receivable Collateral in connection with a foreclosure or similar proceeding following a default under the Note Receivable secured by such Note Receivable Collateral, and (g) sale of Real Estate Owned.

“Permitted Investments” means (a) Investments in cash and Cash Equivalents, (b) Investments in negotiable instruments for collection, (c) advances made in connection with purchases of goods or services in the ordinary course of business, (d) commercial loans evidenced by a Note Receivable made in the ordinary course of business, (e) Investments received in settlement of amounts due to Borrower or any of its Subsidiaries effected in the ordinary course of business or owing to Borrower or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of Borrower or its Subsidiaries, and (f) Real Estate Owned.

“Permitted Liens” means (a) Liens held by Agent, for the benefit of the Lender Group or any Bank Product Provider, (b) Liens for unpaid taxes or assessments that either (i) are not yet delinquent, or (ii) do not constitute an Event of Default hereunder and are the subject of Permitted Protests, (c) Liens set forth on Schedule P-1, (d) the interests of lessors under operating leases, (e) Liens that secure Purchase Money Indebtedness, including the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as such Lien attaches only to the asset purchased or acquired and the proceeds thereof, (f) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests, (g) Liens on amounts deposited in connection with obtaining worker’s compensation or other unemployment insurance, (h) Liens on amounts deposited in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money, (i) Liens on amounts deposited as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business, (j) Liens resulting from any judgment or award that is not an Event of Default hereunder, (k) with respect to any Real Property, easements, covenants, restrictions, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof, and (l) rights of setoff imposed by law upon deposit of cash and cash equivalents in favor of banks or other depository institutions incurred in the ordinary course of business in deposit accounts maintained with such bank or depository institution to the extent permitted under this Agreement.

“Permitted Protest” means the right of Borrower or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on the Books in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Borrower or any of its Subsidiaries, as applicable, in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Agent’s Liens.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date in an aggregate principal amount outstanding at any one time not in excess of $25,000.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Projections” means, with respect to any Person, such Person’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements (if applicable), all prepared on a basis consistent with such Person’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Pro Rata Share” means, as of any date of determination, with respect to all matters as to a particular Lender (including the indemnification obligations arising under Section 16.7), (a) prior to the Commitments being terminated or reduced to zero, the percentage obtained by dividing (i) such Lender’s Commitment, by (ii) the aggregate Commitments of all Lenders, and (b) from and after the time that the Commitments have been terminated or reduced to zero, the percentage obtained by dividing (i) the aggregate outstanding principal amount of such Lender’s Advances, by (ii) the aggregate outstanding principal amount of all Advances.

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

“Real Estate Owned” means Real Property that secured a Note Receivable and was acquired by Borrower in connection with a foreclosure, deed-in-lieu of foreclosure or other similar process in which Borrower took legal title to such Real Property following a default under such Note Receivable.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by Borrower or any of its Subsidiaries and the improvements thereto.

“Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials authorized by Environmental Laws.

“Replacement Lender” has the meaning set forth in Section 15.2(a).

“Report” has the meaning set forth in Section 16.17(a).

“Required Asset Documents” means the documents set forth on Schedule R-1 hereto.

“Required Lenders” means, at any time, the Lenders whose aggregate Pro Rata Shares constitute more than fifty percent (50%) of the Commitments, or if the Commitments have been terminated irrevocably, more than fifty percent (50%) of the Obligations then outstanding; provided, however, that at any time when there are two or more Lenders, “Required Lenders” shall mean two or more Lenders whose aggregate Pro Rata Shares constitute more than fifty percent (50%) of the Commitments, or if the Commitments have been terminated irrevocably, more than fifty percent (50%) of the Obligations then outstanding.

“Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

“Restricted Payments” means (a) any dividend or other distribution, in cash or other property, direct or indirect, on account of any class of Stock in Borrower, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of Stock in Borrower, now or hereafter outstanding, (c) any payment made to retire, or obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Stock in Borrower, now or hereafter outstanding, (d) any payment or prepayment of principal, or redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Debt or any Indebtedness owing to a holder of Stock in Borrower or an Affiliate of a holder of Stock in Borrower, or (e) any payment (other than compensation to an officer or director of Borrower, as such, in the ordinary course of business) to a holder of Stock in Borrower or to an Affiliate of Borrower or an Affiliate of any holder of Stock in Borrower not expressly authorized herein.

“Revolver Usage” means, as of any date of determination, the amount of outstanding Advances.

“Sale and Servicing Agreement” means the Sale and Servicing Agreement among Borrower, HTGC (as Originator and initial Servicer), the Backup Servicer, and Agent, in form and substance satisfactory to Agent.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a “securities account,” as that term is defined in the Code.

“Servicer” means HTGC, or any other Person that assumes the functions of servicing the Notes Receivables with the prior written consent of Agent or is otherwise appointed pursuant to the terms of the Sale and Servicing Agreement.

“Servicing Fees” means the “Servicing Fee” payable to Servicer in accordance with the Sale and Servicing Agreement, which shall in no case exceed for each Collection Period (as defined in the Sale and Servicing Agreement) one percent (1.0%) per annum on the average of the Aggregate Outstanding Loan Balances (as defined in the Sale and Servicing Agreement) as of the first and last day of such Collection Period.

“Settlement” has the meaning set forth in Section 2.2(f)(i).

“Settlement Date” has the meaning set forth in Section 2.2(f)(i).

“Solvent” means, with respect to any Person on a particular date, that, at fair valuations, the sum of such Person’s assets is greater than all of such Person’s debts.

“Stock” means all shares, options, warrants, membership interests, units of membership interests, other interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Subordinated Debt” means any unsecured Indebtedness specifically subordinated to the prior payment in full in cash of the Obligations and which shall otherwise be on terms and conditions reasonably satisfactory to Agent and subject to a Subordination Agreement.

“Subordination Agreement” means a subordination agreement executed and delivered by Borrower and each of the holders of Subordinated Debt and Agent, the form and substance of which is satisfactory to Agent.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

“Supporting Obligation” means a letter-of-credit right or secondary obligation that supports the payment or performance of an Account, chattel paper, document, General Intangible, Note Receivable, instrument, or Investment Property.

“Swing Lender” means WFF or any other Lender that, at the request of Borrower and with the consent of Agent agrees, in such Lender’s sole discretion, to become the Swing Lender hereunder.

“Swing Loan” has the meaning set forth in Section 2.2(d)(i).

“Tangible Net Worth” means, with respect to any Person as of any date of determination, determined on a consolidated basis and in accordance with GAAP, the result of (a) such Person’s total members’ or shareholder’s equity, minus (b) all Intangible Assets of such Person, minus (c) all of such Person’s prepaid expenses, minus (d) all amounts due to such Person from Affiliates of such Person.

“Taxes” has the meaning set forth in Section 16.11(a).

“UCC Filing Authorization Letter” means a letter duly executed by Borrower authorizing Agent to file appropriate financing statements in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect the security interests purported to be created by the Loan Documents.

“United States” means the United States of America.

“Voidable Transfer” has the meaning set forth in Section 17.6.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“WFF” means Wells Fargo Foothill, LLC, a Delaware limited liability company.

   1.2  Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.  When used herein, the term “financial statements” shall include the notes and schedules thereto.  Whenever the term “Borrower” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower and its Subsidiaries on a consolidated basis unless the context clearly requires otherwise.

   1.3  Code.  Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided however, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 shall govern.

   1.4  Construction.  Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”  The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be.  Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified.  Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein).  Any reference herein to the satisfaction or repayment in full of the Obligations shall mean the repayment in full in cash (or cash collateralization in accordance with the terms hereof) of all Obligations other than contingent indemnification Obligations and other than any Bank Product Obligations that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding and are not required to be repaid or cash collateralized pursuant to the provisions of this Agreement.  Any reference herein to any Person shall be construed to include such Person’s successors and assigns.  Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

   1.5  Schedules and Exhibits.  All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.  LOAN AND TERMS OF PAYMENT.

   2.1  Revolver Advances.

       (a)  Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender agrees (severally, not jointly or jointly and severally) to make advances (“Advances”) to Borrower in an amount at any one time outstanding not to exceed such Lender’s Pro Rata Share of an amount equal to the lesser of (i) the Maximum Revolver Amount or (ii) the Borrowing Base.

       (b)  Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right to establish reserves in such amounts, and with respect to such matters, as Agent in its Permitted Discretion shall deem necessary or appropriate, against the Borrowing Base, including reserves with respect to (i) sums that Borrower is required to pay (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay under any Section of this Agreement or any other Loan Document, (ii) amounts owing by Borrower or any of its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than any existing Permitted Lien set forth on Schedule P-1 which is specifically identified thereon as entitled to have priority over the Agent’s Liens), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to the Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral, (iii) the valuation of any Note Receivable, the Collateral securing any Note Receivable, or other Collateral, and (iv) the aggregate amount of unfunded commitments of Borrower to the makers of Notes Receivable.  So long as no Default or Event of Default has occurred and is continuing, Agent shall first notify and attempt to discuss with Borrower any such reserve that Agent proposes to establish unless Agent, in its Permitted Discretion, believes that exigent circumstances justify the immediate establishment of such reserve.

       (c)  The Lenders shall have no obligation to make additional Advances hereunder to the extent such additional Advances would cause the Revolver Usage to exceed the Maximum Revolver Amount.

       (d)  Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

   2.2  Borrowing Procedures and Settlements.

       (a)  Procedure for Borrowing.  Each Borrowing shall be made by an irrevocable written request by an Authorized Person delivered to Agent (which notice must be received by Agent no later than 1:00 p.m. (New York time) on the Business Day prior to the date that is the requested Funding Date specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day.  At Agent’s election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time.  In such circumstances, Borrower agrees that any  such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.

       (b)  Agent’s Election.  Promptly after receipt of a request for a Borrowing pursuant to Section 2.2(a), Agent shall elect, in its discretion, (i) to have the terms of Section 2.2(c) apply to such requested Borrowing, or (ii) to request Swing Lender to make a Swing Loan pursuant to the terms of Section 2.2(d) in the amount of the requested Borrowing; provided, however, that if Swing Lender declines in its sole discretion to make a Swing Loan pursuant to Section 2.2(d), Agent shall elect to have the terms of Section 2.2(c) apply to such requested Borrowing.

       (c)  Making of Advances.

           (i)  In the event that Agent shall elect to have the terms of this Section 2.2(c) apply to a requested Borrowing as described in Section 2.2(b), then promptly after receipt of a request for a Borrowing pursuant to Section 2.2(a), Agent shall notify the Lenders, not later than 4:00 p.m. (New York time) on the Business Day immediately preceding the Funding Date applicable thereto, by telecopy, telephone, or other similar form of transmission, of the requested Borrowing.  Each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than 1:00 p.m. (New York time) on the Funding Date applicable thereto.  After Agent’s receipt of the proceeds of such Advances, upon satisfaction of the applicable conditions precedent set forth in Section 3 hereof, Agent shall make the proceeds thereof available to Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to Borrower’s Designated Account; provided, however, that, subject to the provisions of Section 2.2(i), Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any Advance if Agent shall have actual knowledge that (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

          (ii)  Unless Agent receives notice from a Lender on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, prior to 12:00 noon (New York time) on the date of such Borrowing, that such Lender will not make available as and when required hereunder to Agent for the account of Borrower the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower on such date a corresponding amount.  If and to the extent any Lender shall not have made its full amount available to Agent in immediately available funds and Agent in such circumstances has made available to Borrower such amount, that Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lender Rate for each day during such period.  A notice submitted by Agent to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error.  If such amount is so made available, such payment to Agent shall constitute such Lender’s Advance on the date of Borrowing for all purposes of this Agreement.  If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Borrower of such failure to fund and, upon demand by Agent, Borrower shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing.  The failure of any Lender to make any Advance on any Funding Date shall not relieve any other Lender of any obligation hereunder to make an Advance on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on any Funding Date.

         (iii)  Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrower to Agent for the Defaulting Lender’s benefit, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments to each other non-Defaulting Lender member of the Lender Group ratably in accordance with their Commitments (but only to the extent that such Defaulting Lender’s Advance was funded by the other members of the Lender Group) or, if so directed by Borrower and if no Default or Event of Default had occurred and is continuing (and to the extent such Defaulting Lender’s Advance was not funded by the Lender Group), retain same to be re-advanced to Borrower as if such Defaulting Lender had made Advances to Borrower.  Subject to the foregoing, Agent may hold and, in its Permitted Discretion, re-lend to Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by it for the account of such Defaulting Lender.  Solely for the purposes of voting or consenting to matters with respect to the Loan Documents, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero.  This Section shall remain effective with respect to such Lender until (x) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable, (y) the non-Defaulting Lenders, Agent, and Borrower shall have waived such Defaulting Lender’s default in writing, or (z) the Defaulting Lender makes its Pro Rata Share of the applicable Advance and pays to Agent all amounts owing by Defaulting Lender in respect thereof.  The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrower of its duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender.  Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrower at its option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be acceptable to Agent.  In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance Agreement in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations without any premium or penalty of any kind whatsoever; provided, however, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrower’s rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.

       (d)  Making of Swing Loans.

           (i)  In the event Agent shall elect, with the consent of Swing Lender, as a Lender, to have the terms of this Section 2.2(d) apply to a requested Borrowing as described in Section 2.2(b), Swing Lender as a Lender shall make such Advance in the amount of such Borrowing (any such Advance made solely by Swing Lender as a Lender pursuant to this Section 2.2(d) being referred to as a “Swing Loan” and such Advances being referred to collectively as “Swing Loans”) available to Borrower on the Funding Date applicable thereto by transferring immediately available funds to Borrower’s Designated Account or, at the request of Borrower, to the account of a Settlement Agent.  Each Swing Loan shall be deemed to be an Advance hereunder and shall be subject to all the terms and conditions applicable to other Advances, except that all payments on any Swing Loan shall be payable to Swing Lender as a Lender solely for its own account (and for the account of the holder of any participation interest with respect to such Swing Loan).  Subject to the provisions of Section 2.2(i), Agent shall not request Swing Lender as a Lender to make, and Swing Lender as a Lender shall not make, any Swing Loan if Agent has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, (ii) the requested Borrowing would exceed the Availability on such Funding Date, or (iii) the requested Borrowing would cause the aggregate outstanding amount of Swing Loans to exceed the lesser of (A) $15,000,000 or (B) five percent (5%) of the Maximum Revolver Amount at such time.  Swing Lender as a Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making, in its sole discretion, any Swing Loan.

          (ii)  The Swing Loans shall be secured by the Agent’s Liens, constitute Advances and Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.

       (e)  Agent Advances.

           (i)  Agent hereby is authorized by Borrower and the Lenders, from time to time in Agent’s sole discretion, (1) after the occurrence and during the continuance of a Default or an Event of Default, or (2) at any time that any of the other applicable conditions precedent set forth in Section 3 have not been satisfied, to make Advances to Borrower on behalf of the Lenders that Agent, in its Permitted Discretion deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations), or (C) to pay any other amount chargeable to Borrower pursuant to the terms of this Agreement, including Lender Group Expenses and the costs, fees, and expenses described in Section 10 (any of the Advances described in this Section 2.2(e) shall be referred to as “Agent Advances”); provided, however, that Agent shall not knowingly make additional Agent Advances that would cause the aggregate amount of outstanding Agent Advances at such time to exceed ten percent (10%) of the Borrowing Base at such time without the consent of all Lenders.  Each Agent Advance shall be deemed to be an Advance hereunder, except that all payments thereon shall be payable to Agent solely for its own account.

          (ii)  The Agent Advances shall be repayable on demand and secured by the Agent’s Liens granted to Agent under the Loan Documents, shall constitute Advances and Obligations hereunder, and shall bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.

       (f)  Settlement.  It is agreed that each Lender’s funded portion of the Advances is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Advances.  Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of or enforceable by Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Advances, the Swing Loans, and the Agent Advances shall take place on a periodic basis in accordance with the following provisions:

           (i)  Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent, (1) on behalf of Swing Lender, with respect to each outstanding Swing Loan, (2) for itself, with respect to each Agent Advance, and (3) with respect to Collections received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 5:00 p.m. (New York time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”).  Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances, Swing  Loans, and Agent Advances for the period since the prior Settlement Date.  Subject to the terms and conditions contained herein (including Section 2.2(c)(iii)):  (y) if a Lender’s balance of the Advances, Swing Loans, and Agent Advances exceeds such Lender’s Pro Rata Share of the Advances, Swing Loans, and Agent Advances as of a Settlement Date, then Agent shall, by no later than 2:00 p.m. (New York time) on the Settlement Date, transfer in immediately available funds to the account of such Lender as such Lender may designate, an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances, Swing Loans, and Agent Advances, and (z) if a Lender’s balance of the Advances, Swing Loans, and Agent Advances is less than such Lender’s Pro Rata Share of the Advances, Swing Loans, and Agent Advances as of a Settlement Date, such Lender shall no later than 2:00 p.m. (New York time) on the Settlement Date transfer in immediately available funds to the Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances, Swing Loans, and Agent Advances.  Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loan or Agent Advance and, together with the portion of such Swing Loan or Agent Advance representing Swing Lender’s Pro Rata Share thereof, shall constitute Advances of such Lenders.  If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

          (ii)  In determining whether a Lender’s balance of the Advances, Swing Loans, and Agent Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the Advances, Swing Loans, and Agent Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrower and allocable to the Lenders hereunder, and proceeds of Collateral.  To the extent that a net amount is owed to any such Lender after such application, such net amount shall be distributed by Agent to that Lender as part of such next Settlement.

         (iii)  Between Settlement Dates, Agent, to the extent no Agent Advances or Swing Loans are outstanding, may pay over to Swing Lender any payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to Swing Lender’s Pro Rata Share of the Advances.  If, as of any Settlement Date, Collections received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Advances other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders, to be applied to the outstanding Advances of such Lenders, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Advances.  During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Agent Advances, and each Lender (subject to the effect of letter agreements between Agent and individual Lenders) with respect to the Advances other than Swing Loans and Agent Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.

       (g)  Notation.  Agent shall record on its books the principal amount of the Advances owing to each Lender, including the Swing Loans owing to Swing Lender, and Agent Advances owing to Agent, and the interests therein of each Lender, from time to time and such records shall, absent manifest error, conclusively be presumed to be correct and accurate.  In addition, each Lender is authorized, at such Lender’s option, to note the date and amount of each payment or prepayment of principal of such Lender’s Advances in its books and records, including computer records.

       (h)  Lenders’ Failure to Perform.  All Advances (other than Swing Loans and Agent Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares.  It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

       (i)  Optional Overadvances.  Any contrary provision of this Agreement notwithstanding, the Lenders hereby authorize Agent or Swing Lender, as applicable, and Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Advances (including Swing Loans) to Borrower notwithstanding that an Overadvance exists or thereby would be created, so long as (i) after giving effect to such Advances (including a Swing Loan), the outstanding Revolver Usage does not exceed the Borrowing Base by more than ten percent (10%) of the Borrowing Base, (ii) after giving effect to such Advances (including a Swing Loan), the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount, and (iii) at the time of the making of any such Advance (including any Swing Loan), Agent does not believe, in good faith, that the Overadvance created by such Advance will be outstanding for more than 90 days.  The foregoing provisions are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit Borrower in any way.  The Advances and Swing Loans, as applicable, that are made pursuant to this Section 2.2(i) shall be subject to the same terms and conditions as any other Advance or Swing Loan, as applicable, except that the rate of interest applicable thereto shall be the rate applicable to Advances under Section 2.5(b) hereof without regard to the presence or absence of a Default or Event of Default.

           (i)  In the event Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by the preceding paragraph, regardless of the amount of, or reason for, such excess, Agent shall notify Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value), and the Lenders thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrower intended to reduce, within a reasonable time, the outstanding principal amount of the Advances to Borrower to an amount permitted by the preceding paragraph.  In the event Agent or any Lender disagrees over the terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders.

          (ii)  Each Lender shall be obligated to settle with Agent as provided in Section 2.2(f) for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.2(i), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.

   2.3  Payments.

       (a)  Payments by Borrower.

           (i)  Except as otherwise expressly provided herein, all payments by Borrower shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 2:00 p.m. (New York time) on the date specified herein.  Any payment received by Agent later than 2:00 p.m. (New York time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

          (ii)  Unless Agent receives notice from Borrower prior to the date on which any payment is due to the Lenders that Borrower will not make such payment in full as and when required, Agent may assume that Borrower has made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent Borrower does not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

       (b)  Apportionment and Application of Payments.

           (i)  Except as otherwise provided with respect to Defaulting Lenders and except as otherwise provided in the Loan Documents (including letter agreements between Agent and individual Lenders), aggregate principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and payments of fees and expenses (other than fees or expenses that are for Agent’s separate account, after giving effect to any letter agreements between Agent and individual Lenders) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee relates.  All payments shall be remitted to Agent and all such payments (other than payments received while no Event of Default has occurred and is continuing and which relate to the payment of principal or interest of specific Obligations or which relate to the payment of specific fees payable to Agent or Lenders, in either case as specified by Borrower), and all proceeds of Accounts or other Collateral received by Agent, shall be applied as follows:

               (A)  first, to pay on a ratable basis, until paid in full (i) any Collateral Custodian Fees then due to a Collateral Custodian (if one has been appointed) under its Collateral Custodian Agreement, (ii) any Backup Servicer Fees then due to Backup Servicer under the Sale and Servicing Agreement, and (iii) upon the appointment pursuant to the Sale and Servicing Agreement of the Backup Servicer as successor Servicer, the Successor Engagement Fee (as defined in the Sale and Servicing Agreement) and any Transition Costs (as defined in the Sale and Servicing Agreement) then due to Backup Servicer,

               (B)  second, to pay the Servicing Fee of Servicer and, with respect to a successor Servicer, expenses and other amounts due such successor Servicer, under the Sale and Servicing Agreement (provided, that with respect to the initial Servicer, such Fee shall only be paid so long as no Event of Default has occurred and is continuing), until paid in full,

               (C)  third, to pay any Lender Group Expenses then due to Agent under the Loan Documents, until paid in full,

               (D)  fourth, to pay any Lender Group Expenses then due to the Lenders under the Loan Documents, on a ratable basis, until paid in full,

               (E)  fifth, to pay any fees then due to Agent (for its separate account, after giving effect to any letter agreements between Agent and individual Lenders) under the Loan Documents until paid in full,

               (F)  sixth, to pay any fees then due to any or all of the Lenders (after giving effect to any letter agreements between Agent and individual Lenders) under the Loan Documents, on a ratable basis, until paid in full,

               (G)  seventh, to pay interest due in respect of all Agent Advances, until paid in full,

               (H)  eighth, ratably to pay interest due in respect of the Advances (other than Agent Advances) and  the Swing Loans until paid in full,

               (I)  ninth, to pay the principal of all Agent Advances until paid in full,

               (J)  tenth, to pay the principal of all Swing Loans until paid in full,

               (K)  eleventh, so long as no Event of Default has occurred and is continuing, and at Agent’s election (which election Agent agrees will not be made if an Overadvance would be created thereby), to pay amounts then due and owing by Borrower or its Subsidiaries in respect of Bank Products, until paid in full,

               (L)  twelfth, so long as no Event of Default has occurred and is continuing, to pay the principal of all Advances until paid in full,

               (M)  thirteenth, if an Event of Default has occurred and is continuing, ratably (i) to pay the principal of all Advances until paid in full, and (ii) to Agent, to be held by Agent, for the benefit of the Bank Product Providers, as cash collateral in an amount up to the amount of the Bank Product Reserve established prior to the occurrence of, and not in contemplation of, the subject Event of Default until Borrower’s and its Subsidiaries’ obligations in respect of the Bank Products have been paid in full or the cash collateral amount has been exhausted,

               (N)  fourteenth, if an Event of Default has occurred and is continuing, to pay any other Obligations (including the provision of amounts to Agent, to be held by Agent, for the benefit of the Bank Product Providers, as cash collateral in an amount up to the amount determined by Agent in its Permitted Discretion as the amount necessary to secure Borrower’s and its Subsidiaries’ obligations in respect of the Bank Products), and

               (O)  fifteenth, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

          (ii)  Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.2(f).

         (iii)  In each instance, so long as no Event of Default has occurred and is continuing, this Section 2.3(b) shall not apply to any payment made by Borrower to Agent and specified by Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement.

          (iv)  For purposes of the foregoing, “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

           (v)  In the event of a direct conflict between the priority provisions of this Section 2.3 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3 shall control and govern.

   2.4  Overadvances.  If, at any time or for any reason, the amount of Obligations (other than Bank Product Obligations) owed by Borrower to the Lender Group pursuant to Section 2.1 is greater than any of the limitations set forth in Section 2.1 (an “Overadvance”), Borrower immediately shall pay to Agent, in cash, the amount of such excess, which amount shall be used by Agent to reduce the Obligations in accordance with the priorities set forth in Section 2.3(b).  All Overadvances shall be treated as Base Rate Loans.  In addition, Borrower hereby promises to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full as and when due and payable under the terms of this Agreement and the other Loan Documents.

   2.5  Interest Rates:  Rates, Payments, and Calculations.

(a)  Interest Rates.  Except as provided in Section 2.5(b) below, all Obligations (except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows:

   (i)  if the relevant Obligation is a LIBOR Rate Loan, at a per annum rate equal to (A) the LIBOR Rate plus (B) the LIBOR Rate Margin (provided, however, that in no case shall such per annum rate be less than five percent (5.00%) at any time), and

  (ii)  otherwise, at a per annum rate equal to (A) the Base Rate plus (B)  the Base Rate Margin (provided, however, that in no case shall such per annum rate be less than five percent (5.00%) at any time).

(b)  Default Rate.  Upon the occurrence and during the continuation of an Event of Default (and at the election of Agent or the Required Lenders), all Obligations (except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to four percent (4.0%) above the per annum rate otherwise applicable hereunder to Base Rate Loans hereunder.

(c)  Payment.  Except to the extent, if any, provided to the contrary in Section 2.10 or Section 2.12, interest and all other fees payable hereunder shall be due and payable, in arrears, (i) on the first day of each month at any time that Obligations or Commitments are outstanding, and (ii) on the Maturity Date.  Borrower hereby authorizes Agent, from time to time without prior notice to Borrower, to charge all interest and fees (when due and payable), all Lender Group Expenses (as and when incurred), all fees and costs provided for in Section 2.10 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document (including any amounts due and payable to the Bank Product Providers in respect of Bank Products up to the amount of the Bank Product Reserve) to Borrower’s Loan Account, which amounts thereafter shall constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances hereunder.  Any interest not paid when due shall be compounded by being charged to Borrower’s Loan Account and shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances hereunder.

(d)  Computation.  All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360-day year for the actual number of days elapsed.  In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(e)  Intent to Limit Charges to Maximum Lawful Rate.  In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable.  Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

   2.6  Cash Management.

(a)  Borrower shall and shall cause each of its Subsidiaries to, or shall cause Servicer to, (i) establish and maintain cash management services of a type and on terms satisfactory to Agent at one or more of the banks set forth on Schedule 2.6(a) (each, a “Cash Management Bank”), and shall request in writing and otherwise take such reasonable steps to ensure that all of Borrower’s and its Subsidiaries’ Account Debtors forward payment of the amounts owed by them directly to such Cash Management Bank, and (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all of their Collections (including those sent directly by their Account Debtors to Borrower or one of its Subsidiaries) into a bank account in Agent’s name (a “Cash Management Account”) at one of the Cash Management Banks, (iii) cause all payments for each sale or other disposition of one or more Notes Receivable or payment in full of one or more Notes Receivable in connection with the refinancing of such Note Receivable or the sale and release of the collateral securing such Note Receivable to be made by the escrow company, title insurance company or refinancing lender or purchaser directly to a Cash Management Account by wire transfer or check drawn on the account of such escrow company or title insurance company or by cashier’s check, and (iv) until such time as a Cash Management Account is established, forward or cause to be forwarded no later than the first Business Day after the date of receipt thereof, all of their Collections to Agent’s Account.  Borrower shall, or shall cause Servicer to, request in writing and otherwise take such reasonable steps to ensure that all of Borrower’s and its Subsidiaries’ Account Debtors forward payment of the amounts owed by them to Borrower directly to a Cash Management Account.

(b)  Each Cash Management Bank shall establish and maintain Cash Management Agreements with Agent and Borrower, in form and substance acceptable to Agent.  Each such Cash Management Agreement shall provide, among other things, that (i) the Cash Management Bank will comply with any instructions originated by Agent directing the disposition of the funds in such Cash Management Account without further consent by Borrower or its Subsidiaries, as applicable, (ii) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Cash Management Account other than for payment of its service fees and other charges directly related to the administration of such Cash Management Account and for returned checks or other items of payment, and (iii) it will forward, by an automatic daily sweep, all amounts in the applicable Cash Management Account to the Agent’s Account.

(c)  So long as no Default or Event of Default has occurred and is continuing, Borrower may amend Schedule 2.6(a) to add or replace a Cash Management Bank or Cash Management Account; provided, however, that (i) such prospective Cash Management Bank shall be reasonably satisfactory to Agent and Agent shall have consented in writing in advance to the establishment of such Cash Management Account with the prospective Cash Management Bank, and (ii) prior to the time of the opening of such Cash Management Account, Borrower (or its Subsidiary, as applicable) and such prospective Cash Management Bank shall have executed and delivered to Agent a Cash Management Agreement.  Borrower (or its Subsidiaries, as applicable) shall close any of its Cash Management Accounts (and establish replacement cash management accounts in accordance with the foregoing sentence) promptly and in any event within 30 days of notice from Agent that the creditworthiness of any Cash Management Bank is no longer acceptable in Agent’s reasonable judgment, or as promptly as practicable and in any event within 60 days of notice from Agent that the operating performance, funds transfer, or availability procedures or performance of the Cash Management Bank with respect to Cash Management Accounts or Agent’s liability under any Cash Management Agreement with such Cash Management Bank is no longer acceptable in Agent’s reasonable judgment.

(d)  The Cash Management Accounts shall be cash collateral accounts subject to Control Agreements, and Borrower hereby grants a Lien in all Cash Management Accounts to Agent to secure payment of the Obligations.

   2.7  Crediting Payments.  The receipt of any payment item by Agent (whether from transfers to Agent by the Cash Management Banks pursuant to the Cash Management Agreements or otherwise) shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Agent’s Account or unless and until such payment item is honored when presented for payment.  Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly.  Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into the Agent’s Account on a Business Day on or before 2:00 p.m. (New York time).  If any payment item is received into the Agent’s Account on a non-Business Day or after 2:00 p.m. (New York time) on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

   2.8  Designated Account.  Agent is authorized to make the Advances under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.5(c).  Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrower and made by Agent or the Lenders hereunder.  Unless otherwise agreed by Agent and Borrower, any Advance, Agent Advance, or Swing Loan requested by Borrower and made by Agent or the Lenders hereunder shall be made to the Designated Account.

   2.9  Maintenance of Loan Account; Statements of Obligations.  Agent shall maintain an account on its books in the name of Borrower (the “Loan Account”) on which Borrower will be charged with all Advances (including Agent Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrower or for Borrower’s account, and with all other payment Obligations hereunder or under the other Loan Documents (except for Bank Product Obligations), including, accrued interest, fees and expenses, and Lender Group Expenses.  In accordance with Section 2.7, the Loan Account will be credited with all payments received by Agent from Borrower or for Borrower’s account, including all amounts received in the Agent’s Account from any Cash Management Bank.  Agent shall render statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and the Lender Group unless, within 30 days after receipt thereof by Borrower, Borrower shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.

  2.10  Fees.  Borrower shall pay to Agent the following fees and charges, which fees and charges shall be non-refundable when paid (irrespective of whether this Agreement is terminated thereafter) and shall be apportioned among the Lenders in accordance with the terms of letter agreements between Agent and individual Lenders:

(a)  Unused Line Fee.  On the first day of each month, Borrower shall pay an unused line fee equal to (i) the amount by which (A) the Maximum Revolver Amount then in effect exceeds (B) the average Daily Balance of Advances that were outstanding during the immediately preceding month, or portion thereof during which this Agreement is in effect, multiplied by (ii) (A) for each payment date occurring on or before August 1, 2009, one-half of one percent (0.50%) per annum, and (B) for each payment date occurring after August 1, 2009, three-tenths of one percent (0.30%) per annum.

(b)  Fee Letter Fees.  As and when due and payable under the terms of the Fee Letter, Borrower shall pay to Agent the fees set forth in the Fee Letter.

(c)  Audit, Appraisal, and Valuation Charges.  For the separate account of Agent, Borrower shall pay to Agent audit, appraisal, and valuation fees and charges as follows (i) a fee of $1,000 per day, per auditor, plus out-of-pocket expenses for each financial or collateral audit of Borrower performed by personnel employed by Agent, (ii) a fee of $1,000 per day, per applicable individual, plus out-of-pocket expenses for the establishment of electronic collateral reporting systems, if requested by Agent, (iii) a fee of $1,500 per day per appraiser, plus out-of-pocket expenses, for each appraisal of the Collateral, or any portion thereof, performed by personnel employed by Agent, and (iv) the actual charges paid or incurred by Agent if it elects to employ the services of one or more third Persons to perform financial or collateral audits of Borrower or its Subsidiaries, to establish electronic collateral reporting systems, to appraise the Collateral or any portion thereof, or to assess Borrower’s or its Subsidiaries’ procedures or business valuation; provided that so long as no Event of Default has occurred and is continuing, Borrower will not be charged for more than three (3) financial or collateral audits in any twelve-month period.

  2.11  Capital Requirements.  If, after the date hereof, any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request, or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Borrower and Agent thereof.  Following receipt of such notice, Borrower agrees to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 90 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error).  In determining such amount, such Lender may use any reasonable averaging and attribution methods.

  2.12  LIBOR Option.

(a)  LIBOR Election.  So long as no Event of Default has occurred and is continuing, Borrower may, by notifying Agent prior to 1:00 p.m. (New York time) at least three (3) Business Days prior to the commencement of an Interest Period (the “LIBOR Deadline”), elect to exercise Borrower’s option (the “LIBOR Option”) to have interest on all of the Advances (other than Advances with respect to Swing Loans, Agent Advances and Overadvances) determined for such Interest Period by reference to the LIBOR Rate.  Notice of Borrower’s election of the LIBOR Option for any Interest Period shall be made by delivery by Borrower to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline, or by telephonic notice to Agent by Borrower received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 5:00 p.m. (New York time) on the same day).  Each LIBOR Notice shall be irrevocable and binding on Borrower.  Promptly upon its receipt of any LIBOR Notice, Agent shall provide a copy thereof to each of the Lenders.  Notwithstanding the foregoing, if Borrower has not exercised the LIBOR Option in accordance with this Section 2.12 prior to the LIBOR Deadline for an Interest Period, then interest on all of the Advances eligible to have interest determined by reference to the LIBOR Rate (including the Advances that were treated as LIBOR Rate Loans during the immediately preceding Interest Period) shall be determined for such Interest Period by reference to the LIBOR Rate unless Borrower has notified Lender prior to 1:00 p.m. (New York time) at least three (3) Business Days prior to the commencement of an Interest Period that it elects interest on such Advances to accrue by reference to the Base Rate.  At any time that an Event of Default has occurred and is continuing, Borrower no longer shall have the option to request that Advances bear interest determined by reference to the LIBOR Rate, and Lender shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate then applicable to Base Rate Loans hereunder for the remainder of such Interest Period.

 (b)  Base Rate Loans in Absence of LIBOR Election Availability.  If Borrower is not entitled to exercise the LIBOR Option for such Interest Period, then interest on all of the Advances (including Advances that were treated as LIBOR Rate Loans during the immediately preceding Interest Period) shall be determined for such Interest Period by reference to the Base Rate.

(c)  Special Provisions Applicable to LIBOR Rate.

   (i)  The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest by reference to the LIBOR Rate.  In any such event, the affected Lender shall give Borrower and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrower may, by notice to such affected Lender (A) require such Lender to furnish to Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (B) repay the LIBOR Rate Loans with respect to which such adjustment is made.

  (ii)  In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates by reference to the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Borrower, and Agent promptly shall transmit the notice to each other Lender and (A) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (B) Borrower shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.

(d)  No Requirement of Matched Funding.  Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Advance as to which interest accrues by reference to the LIBOR Rate.

3.  CONDITIONS; TERM OF AGREEMENT.

   3.1  Conditions Precedent to the Initial Extension of Credit.  The obligation of each Lender to make its initial extension of credit hereunder, is subject to the fulfillment, to the satisfaction of Agent and each Lender (the making of such initial extension of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the following), of each of the following conditions precedent:

(a)  Agent shall have received a UCC Filing Authorization Letter, duly executed by Borrower, together with appropriate financing statements duly filed in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect the Agent’s Liens in and to the Collateral, and Agent shall have received searches reflecting the filing of all such financing statements;

(b)  Agent shall have received each of the following documents, in form and substance satisfactory to Agent, duly executed, and each such document shall be in full force and effect:

(i)  the Cash Management Agreements,

(ii)  the Closing Certificates,

(iii)  the Control Agreements,

(iv)  the Disbursement Letter for the initial Advance,

(v)  the Fee Letter,

(vi)  the Officer’s Certificates, and

(vii)  the Sale and Servicing Agreement.

(c)  Agent shall have received certificates from (i) the Secretary of Borrower and (ii) the Secretary of HTGC, (A) attesting to the resolutions of such Person’s Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which such Person is a party, (B) authorizing specific officers of such Person to execute the same, and (C) attesting to the incumbency and signatures of such specific officers of such Person;

(d)  Agent shall have received copies of Borrower’s and HTGC’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of such Person or the Manager of such Person, as applicable;

(e)  Agent shall have received certificates of status with respect to Borrower and HTGC, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Person, which certificate shall indicate that such Person is in good standing in such jurisdiction;

(f)  Agent shall have received certificates of status with respect to Borrower and HTGC, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Person) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Person is in good standing in such jurisdictions;

(g)  Agent shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 6.8, the form and substance of which shall be satisfactory to Agent;

(h)  Agent shall have received a certificate from the chief financial officer and chief executive officer of Borrower, certifying (i) as to the truth and accuracy of the representations and warranties of Borrower contained in Section 5 of this Agreement, (ii) the absence of any Defaults or Events of Default, and (iii) that after giving effect to the incurrence of Indebtedness under this Agreement and the other transactions contemplated by this Agreement, Borrower is Solvent;

(i)  Agent shall have received an opinion or opinions of Borrower’s and HTGC’s counsel in form and substance satisfactory to Agent;

(j)  Agent shall have received satisfactory evidence (including a certificate of the chief financial officer of HTGC and a certificate of the chief financial officer of Borrower) that all tax returns required to be filed by Borrower or HTGC have been timely filed and all taxes upon Borrower or HTGC or their properties, assets, income, and franchises (including Real Property taxes, sales taxes, and payroll taxes) have been paid prior to delinquency, except such taxes that are the subject of a Permitted Protest;

(k)  Agent shall have completed its business, legal, and collateral due diligence, including a review of the legal structure of Borrower, HTGC and their Affiliates, a collateral audit and review of the books and records of Borrower and HTGC and any of their Affiliates with business operations similar to those of Borrower, a review of their collateral valuation methods, verification of each of such Person’s representations and warranties to the Lender Group, and verification of third-party service providers, in each case, the results of which shall be satisfactory to Agent;

(l)  Agent shall have received completed reference checks with respect to HTCG, Borrower, Manual A. Henriquez, H. Scott Harvey, David M. Lund, Samir Bhaumik, Parag I. Shah, and Jessica Tong Baron, the results of which are satisfactory to Agent in its sole discretion;

(m)  Agent shall have received Borrower’s Closing Date Business Plan;

(n)  Borrower shall pay all Lender Group Expenses incurred in connection with the transactions evidenced by this Agreement;

(o)  with respect to each Eligible Note Receivable as of the making of the initial Advance, Agent or the Collateral Custodian (if one has been appointed) shall be in possession of all of the Required Asset Documents;

(p)  Agent shall have received and approved Borrower’s Required Procedures, which Borrower’s Required Procedures shall be consistent with those previously represented to Agent and shall be acceptable to Agent in its sole discretion;

(q)  Agent shall have received evidence satisfactory to Agent either that any Person having a Lien (except for Permitted Liens, if any) with respect to the assets of Borrower shall have released such Lien or that such Lien shall be automatically terminated upon the funding of the Advances to be made on the Closing Date;

(r)  Borrower and HTGC shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by Borrower or HTGC of the Loan Documents or with the consummation of the transactions contemplated thereby;

(s)  Agent shall have received satisfactory evidence that as of the Closing Date, (i) Borrower has a sum of (A) Tangible Net Worth, plus (B) Subordinated Debt, of not less than the lesser of (I) the sum of the outstanding principal amounts of Borrower’s three largest Notes Receivable, and (II) $25,000,000, and (ii) HTGC has a sum of (A) Tangible Net Worth, plus (B) Subordinated Debt, of not less than $360,000,000;

(t)  Agent’s counsel shall have received and reviewed all standard documentation evidencing, governing, securing and guaranteeing Notes Receivable, and been satisfied such documentation provides Borrower and Agent with appropriate rights and remedies to enforce any necessary collection actions with respect to such Notes Receivable;

(u)  The initial Advance shall be not less than $7,500,000;

(v)  the initial Funding Date shall be on or before September 5, 2008; and

(w)  all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Agent.

   3.2  Conditions Subsequent to the Initial Extension of Credit.  The obligation of the Lender Group (or any member thereof) to continue to make Advances (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of each of the following conditions subsequent (any failure by Borrower to satisfy or cause the satisfaction of each of such conditions subsequent constituting an Event of Default):

(a)  At Agent’s option, within ninety (90) days after the Closing Date, Borrower shall have begun the implementation of an electronic collateral reporting system and Agent shall have conducted an audit of Borrower’s reporting systems and internal controls, with the results of such audit being satisfactory to Agent.

(b)  Within ninety (90) days after the Closing Date, Agent shall have received a Collateral Access Agreement with respect to the principal location(s) where HTGC and Borrower maintain the Books relating to the Notes Receivable and other Collateral (i.e., 400 Hamilton Avenue, Suite 310, Palo Alto, California  94301); and

(c)  Within sixty (60) days after the Closing Date, Agent shall have completed a post-closing audit and review of the Collateral, the results of which shall be satisfactory to Agent.

   3.3  Conditions Precedent to all Extensions of Credit.  The obligation of the Lender Group (or any member thereof) to make any Advances hereunder at any time (or to extend any other credit hereunder), including the initial Advance, shall be subject to the following conditions precedent:

(a)  the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

(b)  no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

(c)  no injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the extending of such Advance shall have been issued and remain in force by any Governmental Authority against Borrower, Agent, any Lender, or any of their respective Affiliates;

(d)  no Material Adverse Change shall have occurred,

(e)  on or before the day preceding the date of such Advance, Borrower shall have delivered to Agent or Collateral Custodian (if one has been appointed) pursuant to this Agreement and the Sale and Servicing Agreement, with respect to each Note Receivable to be acquired or funded with any portion of such Advance, the originals of each of the Required Asset Documents; and

(f)  Agent shall have received a current Borrowing Base Certificate.

   3.4  Term.  This Agreement shall continue in full force and effect for a term commencing on the Closing Date and ending on the second anniversary of the Closing Date (the “Maturity Date”); provided, that so long as no Default or Event of Default has occurred and is then continuing, on or prior to the date that is six (6) months prior to the second anniversary of the Closing Date (the “Election Extension Deadline”), Borrower may elect to extend the Maturity Date for one (1) additional year (i.e. for a term ending on the third anniversary of the Closing Date), which extension shall become effective upon the receipt by Agent on or prior to the Election Extension Deadline of both (a) Borrower’s irrevocable written notice of such election and (b) the commitment extension fee payable under the Fee Letter in connection with such extension of the Maturity Date.  The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

   3.5  Effect of Termination.  On the Maturity Date or earlier termination of this Agreement in accordance with its terms, all Obligations (including all Bank Product Obligations) immediately shall become due and payable without notice or demand (including providing cash collateral (in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure) to be held by Agent for the benefit of the Bank Product Providers with respect to the Bank Product Obligations).  No termination of this Agreement, however, shall relieve or discharge Borrower or its Subsidiaries, or HTGC, of their respective duties, Obligations, or covenants hereunder or under any other Loan Documents and the Agent’s Liens in the Collateral shall remain in effect until all Obligations have been paid in full and the Lender Group’s obligations to provide additional credit hereunder have been terminated.  When this Agreement has been terminated and all of the Obligations have been paid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrower’s sole expense, execute and deliver, or authorize the filing of, any termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Agent’s Liens and all notices of security interests and liens previously filed by Agent with respect to the Obligations.

   3.6  Early Termination by Borrower.  Borrower has the option, at any time upon ninety (90) days prior written notice to Agent, to terminate this Agreement by paying to Agent, for the benefit of the Lender Group, in cash, the Obligations (including providing cash collateral (in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure) to be held by Agent for the benefit of the Bank Product Providers with respect to the Bank Product Obligations), in full, together with any fees provided for in the Fee Letter.  If Borrower has sent a notice of termination pursuant to the provisions of this Section 3.6, then the Commitments shall terminate and Borrower shall be obligated to repay the Obligations (including providing cash collateral (in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure) to be held by Agent for the benefit of the Bank Product Providers with respect to the Bank Product Obligations), in full, together with any fees provided for in the Fee Letter, on the date set forth as the date of termination of this Agreement in such notice.  In the event of the termination of this Agreement and repayment of the Obligations at any time prior to the Maturity Date, for any other reason, including (a) termination upon the election of the Required Lenders to terminate after the occurrence and during the continuation of an Event of Default, (b) foreclosure by Agent or Lenders and sale of Collateral, (c) sale of the Collateral in any Insolvency Proceeding of Borrower, or (iv) restructure, reorganization, or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any Insolvency Proceeding of Borrower, then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Lender Group or profits lost by the Lender Group as a result of such early termination, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Lender Group, Borrower shall pay to Agent any fees provided for in the Fee Letter.

4.  CREATION OF SECURITY INTEREST.

   4.1  Grant of Security Interest.  Borrower hereby grants to Agent, for the benefit of the Lender Group and the Bank Product Providers, a continuing security interest in all of Borrower’s right, title, and interest in all currently existing and hereafter acquired or arising Borrower Collateral in order to secure prompt repayment of any and all of the Obligations in accordance with the terms and conditions of the Loan Documents and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents.  The Agent’s Liens in and to the Borrower Collateral shall attach to all Borrower Collateral without further act on the part of Agent or Borrower.  Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for Permitted Dispositions, Borrower and its Subsidiaries have no authority, express or implied, to dispose of any item or portion of the Collateral.

   4.2  Negotiable Collateral.  In the event that any Borrower Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral other than Notes Receivable previously delivered to and being held by the Agent or a Collateral Custodian (if one has been appointed), and if and to the extent that Agent determines that perfection or priority of Agent’s security interest is dependent on or enhanced by possession, Borrower, promptly upon the request of Agent, shall endorse and deliver physical possession of such Negotiable Collateral and all agreements and documents related thereto to Agent.  All Notes Receivable shall be delivered to Agent or a Collateral Custodian (if one has been appointed) pursuant to this Agreement and the Sale and Servicing Agreement to hold for the benefit of Agent and Lenders, duly endorsed in blank or as follows on the back of the signature page thereof or on a separate allonge affixed thereto:

 “Pay to the Order of Wells Fargo Foothill, LLC, as Agent, without recourse

                    HERCULES FUNDING II LLC

                    By: ______________

                    Name:

                    Its: [Authorized Person].”

   4.3  Collection of Accounts, General Intangibles, and Negotiable Collateral.  At any time after the occurrence and during the continuation of an Event of Default, Agent or Agent’s designee may (a) notify Account Debtors of Borrower and makers of Notes Receivable that the Accounts, Notes Receivable, chattel paper, or General Intangibles have been assigned to Agent or that Agent has a security interest therein, (b) cause a replacement servicer to take possession of, and collect, Borrower’s Accounts, or (c) collect Borrower’s Accounts, Notes Receivable, chattel paper, or General Intangibles directly and charge the collection costs and expenses to the Loan Account.  Borrower agrees that it will hold in trust for the Lender Group, as the Lender Group’s trustee, any of its or its Subsidiaries’ Collections that it receives and immediately will deliver such Collections to Servicer pursuant to the Sale and Servicing Agreement or, at the request of Agent, to Agent or a Cash Management Bank, in each case in their original form as received by Borrower or its Subsidiaries.

   4.4  Filing of Financing Statements; Commercial Tort Claims; Delivery of Additional Documentation Required.

(a)  Borrower authorizes Agent to file any financing statement necessary or desirable to effectuate the transactions contemplated by the Loan Documents, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of Borrower where permitted by applicable law. Borrower hereby ratifies the filing of any financing statement filed without the signature of Borrower prior to the date hereof.

(b)  If Borrower or its Subsidiaries acquire any commercial tort claims after the date hereof, Borrower shall promptly (but in any event within three (3) Business Days after such acquisition) deliver to Agent a written description of such commercial tort claim and shall deliver a written agreement, in form and substance satisfactory to Agent, pursuant to which Borrower or its Subsidiary, as applicable, shall grant a perfected security interest in all of its right, title and interest in and to such commercial tort claim to Agent, as security for the Obligations (a “Commercial Tort Claim Assignment”).

(c)  At any time upon the request of Agent, Borrower shall execute or deliver to Agent, and shall cause its Subsidiaries to execute or deliver to Agent, any and all fixture filings, security agreements, pledges, assignments, Commercial Tort Claim Assignments, endorsements of certificates of title, and all other documents (collectively, the “Additional Documents”) that Agent may request in its Permitted Discretion, in form and substance satisfactory to Agent, to create, perfect, and continue perfected or to better perfect the Agent’s Liens in the assets of Borrower and its Subsidiaries (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Agent in any owned Real Property acquired after the Closing Date, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents.  To the maximum extent permitted by applicable law, Borrower authorizes Agent to execute any such Additional Documents in Borrower’s name and authorizes Agent to file such executed Additional Documents in any appropriate filing office.  In addition, on such periodic basis as Agent shall require, Borrower shall (i) provide Agent with a report of all new material patentable, copyrightable, or trademarkable materials acquired or generated by Borrower or its Subsidiaries during the prior period, (ii) cause all material patents, copyrights, and trademarks acquired or generated by Borrower or its Subsidiaries that are not already the subject of a registration with the appropriate filing office (or an application therefor diligently prosecuted) to be registered with such appropriate filing office in a manner sufficient to impart constructive notice of Borrower’s or the applicable Subsidiary’s ownership thereof, and (iii) cause to be prepared, executed, and delivered to Agent supplemental schedules to the applicable Loan Documents to identify such patents, copyrights, and trademarks as being subject to the security interests created thereunder; provided, however, that neither Borrower nor any of its Subsidiaries shall register with the U.S. Copyright Office any unregistered copyrights (whether in existence on the Closing Date or thereafter acquired, arising, or developed) unless (i) the Borrower provides Agent with written notice of its intent to register such copyrights not less than 30 days prior to the date of the proposed registration, and (ii) prior to such registration, the applicable Person executes and delivers to Agent a copyright security agreement in form and substance satisfactory to Agent, supplemental schedules to any existing copyright security agreement, or such other documentation as Agent reasonably deems necessary in order to perfect and continue perfected Agent’s Liens on such copyrights following such registration.

(d)  Borrower hereby assigns to Agent any and all rights of Borrower to access any and all storage facilities where any Collateral or information relating to Collateral may be stored and Borrower hereby authorizes Agent, at any time after the occurrence and during the continuation of an Event of Default, to enter upon any such storage facilities and remove any contents thereof in connection with Agent’s exercise of its remedies hereunder.

   4.5  Power of Attorney.  Borrower hereby irrevocably makes, constitutes, and appoints Agent (and any of Agent’s officers, employees, or agents designated by Agent) as Borrower’s true and lawful attorney, with power to (a) if Borrower refuses to, or fails timely to execute and deliver any of the documents described in Section 4.4, sign the name of Borrower on any of the documents described in Section 4.4, (b) at any time that an Event of Default has occurred and is continuing, sign Borrower’s name on any invoice or bill of lading relating to the Collateral, drafts against Account Debtors, or notices to Account Debtors, (c) send requests or make telephone inquiries for verification of Borrower’s or its Subsidiaries’ Accounts or Notes Receivable, (d) endorse Borrower’s name on any of its payment items (including all of its Collections) that may come into the Lender Group’s possession, (e) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under Borrower’s policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (f) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting Borrower’s or its Subsidiaries’ Accounts, Notes Receivable, chattel paper, or General Intangibles directly with Account Debtors or makers of Notes Receivable, for amounts and upon terms that Agent determines to be reasonable, in Agent’s Permitted Discretion, and Agent may cause to be executed and delivered any documents and releases that Agent determines to be necessary.  The appointment of Agent as Borrower’s attorney, and each and every one of its rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and the Lender Group’s obligations to extend credit hereunder are terminated.

   4.6  Right to Inspect and Verify.  Agent (through any of its officers, employees, or agents) shall have the right, from time to time hereafter (i) to inspect the Books and make copies or abstracts thereof, (ii) to communicate directly with any and all Account Debtors and makers of Notes Receivable to verify the existence and terms thereof (provided, that so long as no Event of Default has occurred and is continuing, Agent shall notify Borrower prior to communicating directly with an Account Debtor or maker of Notes Receivable), and (iii) to check, test, and appraise the Collateral, or any portion thereof, in order to verify Borrower’s and its Subsidiaries’ financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral; and Borrower shall permit any designated representative of Agent to visit and inspect any of the properties of the Borrower to inspect and to discuss its finances and properties and Collateral, upon reasonable notice and at such reasonable times during normal business hours.

   4.7  Control Agreements.  Borrower agrees that it will and will cause its Subsidiaries to take any or all reasonable steps in order for Agent to obtain control in accordance with Sections 8-106, 9-104, 9-105, 9-106, and 9-107 of the Code with respect to all of its or their Securities Accounts, Deposit Accounts, electronic chattel paper, Investment Property, and letter-of-credit rights.  Upon the occurrence and during the continuance of an Event of Default, Agent may notify any bank or securities intermediary to liquidate the applicable Deposit Account or Securities Account or any related Investment Property maintained or held thereby and remit the proceeds thereof to Agent’s Account.

   4.8  Servicing of Notes Receivable.  Until such time as Agent shall notify the Borrower of the revocation of such right after the occurrence and during the continuation of an Event of Default, the Borrower (a) shall, at its own expense (including through the application of available funds pursuant to Section 2.3(b)), cause the Servicer to service all of the Notes Receivable, including, without limitation, (i) the billing, posting and maintaining complete records applicable thereto, and (ii) taking of such action with respect to the Notes Receivable as the Borrower may deem advisable, and (b) may grant, in the ordinary course of business, to any maker of a Note Receivable, any adjustment to which such maker may be lawfully entitled, and may take such other actions relating to the settling of any such maker’s claims as may be commercially reasonable, but in each case in accordance with Borrower’s Required Procedures.  Agent may, at its option, at any time or from time to time, after the occurrence and during the continuation of an Event of Default hereunder, revoke the collection and servicing rights given to Borrower herein by giving notice to Borrower in accordance with the terms of the Sale and Servicing Agreement.

   4.9  Release of Notes Receivable.

       (a)  When a Note Receivable that is in the possession of Agent or the Collateral Custodian is repaid in its entirety, Agent shall return or shall authorize the Collateral Custodian to return such Note Receivable to Borrower to facilitate its payment and Agent shall release Agent’s Liens in such Note Receivable promptly upon receipt of the final payment relating to such Note Receivable.

       (b)  When a Note Receivable is sold by Borrower in accordance with the terms of this Agreement, Agent shall release Agent’s Liens in such Note Receivable and if such Note Receivable is in the possession of Agent or the Collateral Custodian, Agent shall transfer or shall authorize the Collateral Custodian to transfer such Note Receivable to the purchaser thereof or as otherwise directed by such purchaser against payment of the agreed amount therefor.

       (c)  In the event Borrower’s collateral assignment to Agent of any mortgage and loan documents relating to a Note Receivable has been recorded and such Note Receivable is (i) repaid in its entirety, (ii) sold by Borrower in accordance with the terms of this Agreement or (iii) in default and Borrower is commencing foreclosure proceedings against the Note Receivable Collateral securing such Note Receivable, then Agent shall, at Borrower’s sole expense, execute a reassignment or release of such mortgage and loan documents for the benefit of Borrower on forms prepared by Borrower and reasonably acceptable to Agent.

5.  REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects, as of the date hereof, and shall be true, correct, and complete, in all material respects, as of the Closing Date, and as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

   5.1  No Encumbrances.  Borrower and its Subsidiaries have good and indefeasible title to, or a valid leasehold interest in, their personal property assets and good and marketable title to, or a valid leasehold interest in, their Real Property, in each case, free and clear of Liens except for Permitted Liens.

   5.2  Eligible Notes Receivables.  As to each Note Receivable that is identified by Borrower as an Eligible Note Receivable in the most recent Borrowing Base Certificate submitted to Agent, as of the date of such certificate: (a) such Note Receivable is a bona fide existing payment obligation of the maker of such Note Receivable created in the ordinary course of Borrower’s business, (b) such Note Receivable has transferred by sale or contribution to, and is now owed to Borrower without any known defenses, disputes, offsets, counterclaims, or rights of cancellation, (c) such Note Receivable is not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Notes Receivable, (d) the original amount of, the unpaid balance of, and the amount and dates of payments on such Note Receivable shown on the Books of Borrower and in the schedules of same delivered to Agent are true and correct, (e) Borrower has no knowledge of any fact which is reasonably likely to impair the validity or collectability of such Note Receivable, (f) such Note Receivable is subject to a first-priority or second-priority security interest, as applicable, in favor of Agent, (g) such Note Receivable and all collateral therefor complies with all applicable laws, and (h) since delivery to Agent, such Note Receivable has not been amended nor any requirements relating thereto waived without the prior written consent of Agent, other than an extension or modification in accordance with Borrower’s Required Procedures then in effect.

   5.3  Equipment.  All of the Equipment of Borrower and its Subsidiaries is used or held for use in their business and is fit for such purposes.

   5.4  Location of Collateral.  The Borrower Collateral (other than the Collateral in the possession of Agent or Collateral Custodian) is not stored with a bailee, warehouseman, or similar party and is located only at, or in-transit between, the locations identified on Schedule 5.4 (as such Schedule may be updated pursuant to Section 6.9); provided, that loan files that do not include original promissory notes, Lien instruments, or assignments of Lien instruments may be stored, from time to time, with Servicer or in a public warehouse, access to which has been assigned by Borrower to Agent.

   5.5  Records.  Borrower keeps complete, correct and accurate records of the Notes Receivable owned by Borrower and all payments thereon.

   5.6  State of Incorporation; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims.

(a)  The jurisdiction of organization of HTGC, Borrower and each of their respective Subsidiaries is set forth on Schedule 5.6(a).

(b)  The chief executive office of HTGC, Borrower and each of their respective Subsidiaries is located at the address indicated on Schedule 5.6(b) (as such Schedule may be updated pursuant to Section 6.9).

(c)  The organizational identification numbers and federal employer identification numbers, if any, of HTGC, Borrower and each of their respective Subsidiaries are identified on Schedule 5.6(c).

(d)  As of the Closing Date, Borrower and its Subsidiaries do not hold any commercial tort claims, except as set forth on Schedule 5.6(d).

   5.7  Due Organization and Qualification; Subsidiaries.

(a)  Borrower is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in any state where the failure to be so qualified reasonably could be expected to have a Material Adverse Change.

(b)  Set forth on Schedule 5.7(b), is a complete and accurate description of the authorized capital Stock of each of HTGC and Borrower, by class, and, as of the Closing Date, a description of the interests of each such class that are issued and outstanding.  Other than as described on Schedule 5.7(b), there are no subscriptions, options, warrants, or calls relating to any capital Stock of Borrower, including any right of conversion or exchange under any outstanding security or other instrument.  Borrower is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.

(c)  Set forth on Schedule 5.7(c), is a complete and accurate list of HTGC’s and Borrower’s direct and indirect Subsidiaries, showing: (i) the jurisdiction of their organization, (ii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries, and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by HTGC or Borrower.  All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

(d)  Except as set forth on Schedule 5.7(c), there are no subscriptions, options, warrants, or calls relating to any shares of capital Stock of a Subsidiary of Borrower, including any right of conversion or exchange under any outstanding security or other instrument.  Neither Borrower nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of capital Stock of a Subsidiary of such Person or any security convertible into or exchangeable for any such capital Stock.

   5.8  Due Authorization; No Conflict.

(a)  The execution, delivery, and performance by Borrower of this Agreement and the other Loan Documents to which it is a party have been duly authorized by all necessary action on the part of Borrower.

(b)  The execution, delivery, and performance by Borrower of this Agreement and the other Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to Borrower, the Governing Documents of Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of Borrower, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Borrower, other than under this Agreement and the other Loan Documents, or (iv) require any approval of the holders of Borrower’s Stock or any approval or consent of any Person under any material contractual obligation of Borrower, other than consents or approvals that have been obtained and that are still in force and effect.

(c)  Other than the filing of financing statements, the execution, delivery, and performance by Borrower of this Agreement and the other Loan Documents to which Borrower is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority or other Person, other than consents or approvals that have been obtained and that are still in force and effect.

(d)  This Agreement and the other Loan Documents to which Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by Borrower will be the legally valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(e)  The Agent’s Liens are validly created, perfected, and first priority Liens, subject only to Permitted Liens.

   5.9  Litigation.  Other than those matters disclosed on Schedule 5.9, there are no actions, suits, or proceedings pending or, to the best knowledge of Borrower, threatened, against Borrower, any of its Subsidiaries, or HTGC.

  5.10  No Material Adverse Change.  All financial statements relating to HTGC, Borrower and their respective Subsidiaries that have been delivered by HTGC or Borrower to the Lender Group have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the financial condition of HTGC, Borrower, and their respective Subsidiaries as of the date thereof and results of operations for the period then ended.  There has not been a Material Adverse Change with respect to HTGC, Borrower or their respective Subsidiaries since the date of the latest financial statements submitted to the Lender Group on or before the Closing Date.

  5.11  Fraudulent Transfer.

(a)  Each of Borrower and each of its Subsidiaries is Solvent.

(b)  No transfer of property is being made by Borrower or its Subsidiaries and no obligation is being incurred by Borrower or its Subsidiaries in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower or its Subsidiaries.

  5.12  Employee Benefits.  None of Borrower, any of its Subsidiaries, or any of their ERISA Affiliates maintains or contributes to any Benefit Plan.

  5.13  Environmental Condition.  Except as set forth on Schedule 5.13, (a) to Borrower’s knowledge, none of Borrower’s or its Subsidiaries’ properties or assets has ever been used by Borrower, its Subsidiaries or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such use, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to Borrower’s knowledge, none of Borrower’s or its Subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) neither Borrower nor any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by Borrower or its Subsidiaries, and (d) neither Borrower nor its Subsidiaries has received a summons, citation, notice, or directive from the United States Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Borrower or its Subsidiaries resulting in the releasing or disposing of Hazardous Materials into the environment.

  5.14  Brokerage Fees.  Neither Borrower nor any of its Affiliates has utilized the services of any broker or finder in connection with Borrower’s obtaining financing from the Lender Group under this Agreement, and any brokerage commission or finders fee payable in connection herewith shall be the sole responsibility of Borrower or its Affiliates.

  5.15  Intellectual Property.  Borrower and its Subsidiaries own, or hold licenses in, all trademarks, trade names, copyrights, patents, patent rights, and licenses that are necessary to the conduct of its business as currently conducted, and attached hereto as Schedule 5.15 (as updated from time to time) is a true, correct, and complete listing of all material patents, patent applications, trademarks, trademark applications, copyrights, and copyright registrations as to which Borrower or one of its Subsidiaries is the owner or is an exclusive licensee, other than shrink wrap and other similar licenses generally available to the public.

  5.16  Leases.  Borrower and its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and all of such leases are valid and subsisting and no material default by Borrower or its Subsidiaries exists under any of them.

  5.17  Deposit Accounts and Securities Accounts.  Set forth on Schedule 5.17 is a listing of all of Borrower’s and its Subsidiaries’ Deposit Accounts and, Securities Accounts, including, with respect to each bank or securities intermediary (a) the name and address of such Person, and (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.

  5.18  Complete Disclosure.  All factual information (taken as a whole) furnished by or on behalf of HTGC, Borrower or their respective Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents, or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of HTGC, Borrower or their respective in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.  On the Closing Date, the Closing Date Business Plan represents, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent Borrower’s good faith estimate of its and its Subsidiaries’ future performance for the periods covered thereby based upon reasonable assumptions when made; provided, however, that the parties acknowledge that the Projections are merely estimates and that there is no guarantee that Borrower will achieve the results forecast in the Projections.

  5.19  Indebtedness.  Set forth on Schedule 5.19 is a true and complete list of all Indebtedness of Borrower and its Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding after the Closing Date and such Schedule accurately reflects the aggregate principal amount of such Indebtedness and describes the principal terms thereof.

  5.20  Compliance.  The standard forms and documents evidencing and executed in connection with Notes Receivable and all actions and transactions by Borrower in connection therewith comply in all material respects with all applicable laws.  Such standard forms and documents are commensurate with forms and documentation used by prudent lenders in the same or similar circumstances as Borrower, and, without limiting the foregoing, are sufficient to create valid, binding and enforceable obligations of each Account Debtor named therein.

  5.21  Servicing.  Borrower has entered into the Sale and Servicing Agreement, pursuant to which Borrower has engaged HGTC, as the initial Servicer and as Borrower’s agent, to monitor, manage, enforce and collect the Notes Receivables and disburse Collections in respect thereof as provided by the Sale and Servicing Agreement, subject to this Agreement.  HTGC has, and any replacement Servicer proposed by Borrower will have, the requisite knowledge, experience, expertise and capacity to service the Notes Receivables.

  5.22  Permits, Licenses, Etc..  Each of Borrower and HTGC has, and is in compliance in all material respects with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business and the Real Property currently owned, leased, managed or operated, or to be acquired, by such Person, except for such permits, licenses, authorizations, approvals, entitlements and accreditations the absence of which could not reasonably be expected to result in a Material Adverse Change.  To Borrower’s knowledge, no condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, the loss of which could reasonably be expected to result in a Material Adverse Change, and, to Borrower’s knowledge, there is no claim that any thereof is not in full force and effect.  Schedule 5.23 lists all of the licenses, franchises, approvals or consents of any Governmental Authority or other Person that is required for Borrower to conduct its business as currently conducted or proposed to be conducted except for such licenses, franchises, approvals, or consents the absence of which could not reasonably be expected to result in a Material Adverse Change.

  5.23  Margin Stock.  Borrower is not and will not be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

  5.24  Holding Company and Investment Company Acts.  Borrower is not an “investment company” or “promoter” of, or “principal underwriter” of or for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.

6.  AFFIRMATIVE COVENANTS.

Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, Borrower shall and shall cause each of its Subsidiaries to do all of the following:

   6.1  Accounting System.  Maintain a system of accounting that enables Servicer to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by Agent.  Borrower also shall keep a reporting system that shows all additions, fees, payments, claims, and write-downs with respect to the Notes Receivable.

   6.2  Collateral Reporting.  Provide or cause Servicer to provide Agent (and if so requested by Agent, with copies for each Lender and Backup Servicer) with the following documents at the following times in form satisfactory to Agent:

Daily	(a) notice of all claims, offsets, or disputes asserted by Account Debtors with respect to any of Borrower’s Notes Receivables;
Date of each Advance and at least monthly (not later than the 10th day of each month)	(b) a Borrowing Base Certificate which includes (i) a detailed calculation of the Borrowing Base as of the date of the requested Advance, and (ii) detail regarding Notes Receivables that are not Eligible Notes Receivables;
Monthly (not later than the 10th day of each month), calculated or determined as of the last day of the preceding month	(c) a detailed aging, by total, of the Notes Receivables of Borrower, together with a reconciliation to the detailed calculation of the Borrowing Base most recently provided to Agent,

(d) Collateral reports specifying (i) the current unpaid principal balance of each Note Receivable, (ii) current committed amount with respect to each Note Receivable, (iii) current payment status of each Note Receivable, and (iv) brief description of collateral for each Note Receivable, with additional detail showing additions to and deletions from the Collateral,

(e) a summary aging by Account Debtor of all Notes Receivable of Borrower, including delinquency and past-due reports and indication of any litigation or foreclosure action,

(f) a summary report of categories of non-Eligible Notes Receivable for the month most recently ended,

(g) Borrower’s credit watch list,

Upon request by Agent	(h) a summary aging, by vendor, of HTGC’s and its Subsidiaries’ accounts payable and any book overdraft, and

(i) such other reports as to the Collateral, or the financial condition of Borrower and its Subsidiaries, as Agent may request.

In connection with the foregoing reports, (i) Borrower shall maintain and utilize accounting and reporting systems reasonably acceptable to Agent, (ii) if requested by Agent, Borrower agrees to cooperate fully with Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth above, (iii) if requested by Agent, Borrower shall use Agent’s electronic reporting system for all reporting of the foregoing information to Agent, and (iv) to the extent required by Agent, an Authorized Person or other representative acceptable to Agent will meet with Agent from time to time as requested by Agent to review and discuss all Notes Receivable then owned by Borrower.

   6.3  Financial Statements, Reports, Certificates.  Deliver to Agent, with copies to each Lender:

(a)  as soon as available, but in any event within thirty (30) days after the end of each fiscal month of Borrower,

(i)  an unaudited consolidated balance sheet, income statement and statement of cash flow (if applicable) covering such Person’s and its Subsidiaries’ operations during such period and the year-to-date period ending thereon, in each case setting forth in comparative form the figures for the corresponding periods in the prior year and the figures contained in the Closing Date Business Plan, in form acceptable to Agent, and

(ii)  a Compliance Certificate demonstrating in reasonable detail (A) Borrower’s compliance at the end of such period with the applicable financial and portfolio covenants contained in Sections 7.16 and 7.17 that are measured on a monthly basis, and (B) HTGC’s compliance at the end of such period with the minimum portfolio funding liquidity covenant contained in Sections 7.16(f);

(b)  as soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter of Borrower and HTGC,

(i)  an unaudited consolidated and consolidating balance sheet, income statement and statement of cash flow covering HTCG’s and its Subsidiaries’ operations during such period and the year-to-date period ending thereon, in each case setting forth in comparative form the figures for the corresponding periods in the prior year and the figures contained in the Closing Date Business Plan, in form acceptable to Agent, and

(ii)  a Compliance Certificate demonstrating in reasonable detail Borrower’s and HTGC’s compliance at the end of such period with the applicable financial and portfolio covenants contained in Sections 7.16 and 7.17 that are measured on a quarterly basis;

(c)  as soon as available, but in any event within ninety (90) days after the end of each fiscal year of Borrower and HTGC,

(i)  consolidated financial statements of HTGC and its Subsidiaries for such fiscal year, audited by Ernst & Young LLP or other independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications (including any (A) “going concern” or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Sections 7.16 or 7.17), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants’ letter to management),

(ii)  a certificate of such accountants addressed to Agent and the Lenders stating that such accountants do not have knowledge of the existence of any Default or Event of Default under Sections 7.16 or 7.17,

(iii)  consolidating financial statements of HTGC and its Subsidiaries for such fiscal year, prepared by HTGC based on its audited consolidated financial statements for such year, in form acceptable to Agent, and

(iv)  a Compliance Certificate demonstrating in reasonable detail Borrower’s and HTGC’s compliance at the end of such period with the applicable financial and portfolio covenants contained in Sections 7.16 and 7.17;

(d)  as soon as available, but in any event not less than thirty (30) days prior to the commencement of each fiscal year of Borrower and HTGC, copies of Projections for Borrower and HTGC (including income statement, balance sheet and statement of cash flows, in form and substance (including as to scope and underlying assumptions) satisfactory to Agent, in its Permitted Discretion, for the forthcoming fiscal year, month-by-month, certified by the chief financial officer of Borrower and the chief financial officer of HTGC, as applicable, as being such officer’s good faith estimate of the financial performance of Borrower and HTGC during the period covered thereby;

(e)  if and when filed by Borrower or HTGC;

(i)  Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,

(ii)  any other filings made by Borrower or HTGC with the SEC,

(iii)  copies of Borrower’s or HTGC’s federal income tax returns, and any amendments thereto, filed with the Internal Revenue Service, and

(iv)  any other information that is provided by Borrower or HTGC to the holders of its Stock generally,

(f)  promptly notify Agent of the following regarding each Note Receivable and Note Receivable Collateral which secures such Note Receivable:

(i)  the occurrence of any event which may impair the prospect of payment of such Note Receivable;

(ii)  the sending by Servicer or Borrower of any notice of default, recordation by Servicer or Borrower of any notice of foreclosure and the date of any  scheduled foreclosure sale thereon, or filing by Servicer or Borrower of any lawsuit (including case number and court) on a Note Receivable or related Note Receivable Collateral;

(iii)  the consummation of any foreclosure sale or any deed or bill of sale in lieu of foreclosure, retention of collateral in satisfaction of debt or similar transaction, and deliver to Agent true and complete copies of all documentation executed in respect thereof (in the case of notices, postings and the like, and in the case of deeds, bills of sale or retention of collateral transactions, all documents related to consummation of such transaction or transfer of such property); and

(iv)  the receipt by Servicer or Borrower of a notice by any Person of (x) a default with respect to any agreement evidencing or governing a Lien on any Note Receivable Collateral or (y) any foreclosure sale with respect to any Note Receivable Collateral;

(g)  promptly, but in any event within five (5) days after Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default, notice thereof and a statement of the curative action that Borrower proposes to take with respect thereto,

(h)  promptly after the commencement thereof, but in any event within five (5) days after the service of process with respect thereto on HTGC, Borrower or any of their respective Subsidiaries, notice of all actions, suits, or proceedings brought by or against HTGC, Borrower or any of their respective Subsidiaries before any Governmental Authority which, if determined adversely to HTGC, Borrower or such Subsidiary, reasonably could be expected to result in a Material Adverse Change, and

(i)  upon the request of Agent, any other information reasonably requested relating to the financial condition of HTGC, Borrower or any of their respective Subsidiaries.

In addition, Borrower agrees to deliver financial statements prepared on both a consolidated and consolidating basis to the extent required by this Section 6.3, and agrees that Borrower will not have fiscal year different from that of HTGC and that no Subsidiary of Borrower will have a fiscal year different from that of Borrower.  Borrower also agrees to cooperate with Agent to allow Agent to (A) audit Borrower or its Subsidiaries, and HTGC, and (B) consult with its and each such other Person’s independent certified public accountants if Agent reasonably requests the right to do so.  In such connection, Borrower authorizes, and will cooperate with Agent to cause its Subsidiaries and HTGC to authorize, its independent certified public accountants to communicate with Agent and to release to Agent whatever financial information concerning such Person as Agent reasonably may request.

   6.4  Notices Regarding Collections Servicing Staff.  Provide Agent with (a) notice promptly (and in any case within two (2) Business Days) if any Authorized Person of Borrower or HTGC ceases to continue to hold such position, and (b) notice promptly (and in any case within five (5) Business Days) if either more than five (5) or more than thirty-three percent (33%) of the employees of Borrower or HTGC involved in the servicing of the Notes Receivable and/or the accounting department of Borrower or HTGC cease, within any period of sixty (60) days to continue to hold such positions.

   6.5  Collection of Notes Receivable.  (a) Subject to Section 4.8, to use or cause Servicer to use commercially reasonable efforts, at Borrower’s sole cost and expense (including through the application of available funds pursuant to Section 2.3(b)) and in its own name, in accordance with industry standards and applicable laws, to promptly and diligently collect and enforce payment of all Notes Receivable to the extent that it is commercially reasonable to do so and in a commercially reasonable manner, and defend and hold Lender harmless from any and all loss, damage, penalty, fine or expense arising from such collection or enforcement, (b) in accordance with the Borrower’s Required Procedures, maintain at its chief executive office, and, upon the request of Lender, make available to Lender copies of its Notes Receivable and all related documents and instruments, and all files, surveys, certificates, correspondence, appraisals, computer programs, accounting records and other information and data relating to the Collateral, and (c) permit Lender or its representatives to discuss with Borrower’s officers or with appraisers furnishing appraisals of property securing any Note Receivable the procedures for preparation, review and retention of, and to review and obtain copies of, such appraisals.

   6.6  Maintenance of Properties.  Maintain and preserve all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply at all times with the provisions of all material leases to which it is a party as lessee so as to prevent any loss or forfeiture thereof or thereunder.

   6.7  Taxes.  Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower, its Subsidiaries or any of their respective assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest.  Borrower will and will cause its Subsidiaries to make timely payment or deposit of all tax payments and withholding taxes required of it and them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Agent with proof satisfactory to Agent indicating that Borrower and its Subsidiaries have made such payments or deposits.

   6.8  Insurance.

(a)  At Borrower’s expense, maintain insurance respecting its and its Subsidiaries’ assets wherever located covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses.  Borrower also shall maintain business interruption, and public liability insurance, as well as insurance against fraud, larceny, embezzlement, and criminal misappropriation.  All such policies of insurance shall be in such amounts and with such insurance companies as are reasonably satisfactory to Agent.  Borrower shall deliver copies of all such policies to Agent with an endorsement naming Agent as the sole loss payee (under a satisfactory lender’s loss payable endorsement) or additional insured, as appropriate.  Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever.  Borrower shall also ensure that Servicer maintains similar insurance coverages for the benefit of Borrower under the Sale and Servicing Agreement.

(b)  Borrower shall give Agent prompt notice of any loss covered by such insurance.  Agent shall have the exclusive right to adjust any losses claimed under any such insurance policies in excess of $50,000 (or in any amount after the occurrence and during the continuation of an Event of Default), without any liability to Borrower whatsoever in respect of such adjustments.  Any monies received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid over to Agent to be applied at the option of the Required Lenders either to the prepayment of the Obligations or shall be disbursed to Borrower under staged payment terms reasonably satisfactory to the Required Lenders for application to the cost of repairs, replacements, or restorations. Any such repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items of property destroyed prior to such damage or destruction.

(c)  Borrower will not and will not suffer or permit its Subsidiaries to take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.8, unless Agent is included thereon as an additional insured or loss payee under a lender’s loss payable endorsement.  Borrower promptly shall notify Agent whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and copies of such policies promptly shall be provided to Agent.

   6.9  Location of Collateral.  Keep the Collateral only at the locations identified on Schedule 5.4, or at the Agent or at the Collateral Custodian in the case of Notes Receivable, and maintain the chief executive offices of Borrower and its Subsidiaries only at the locations identified on Schedule 5.6(b); provided, however, that Borrower may amend Schedules 5.4 and 5.6 so long as such amendment occurs by written notice to Agent not less than thirty (30) days prior to the date on which such Collateral is moved to such new location or such chief executive office is relocated, so long as such new location is within the continental United States, and so long as, at the time of such written notification, Borrower provides to Agent a Collateral Access Agreement with respect thereto.

  6.10  Compliance with Laws.  Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could  not reasonably be expected to result in a Material Adverse Change.

  6.11  Leases.  Pay when due all rents and other amounts payable under any leases to which Borrower or any of its Subsidiaries is a party or by which Borrower’s or any such its Subsidiaries’ properties and assets are bound, unless such payments are the subject of a Permitted Protest.

  6.12  Existence.  At all times preserve and keep in full force and effect Borrower’s and its Subsidiaries’ valid existence and good standing and any rights and franchises material to their businesses.  Borrower acknowledges that the Lender Group is entering into the Loan Documents in reliance upon Borrower’s identity as a separate legal entity from each of its other Affiliates.  From and after the Closing Date, Borrower shall conduct its own business in its own name and take all reasonable steps, including, without limitation, all steps that Agent may from time to time reasonably request, to maintain Borrower’s identity and existence as a separate legal entity and to make it manifest to third parties that Borrower is an entity with assets and liabilities distinct from those of its other Affiliates.  Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, Borrower shall:

          (a)       conduct all transactions with its other Affiliates strictly on an arm’s-length basis and allocate all overhead expenses (including, without limitation, telephone and other utility charges) for items shared between such other Affiliates, and Borrower on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use;

          (b)       observe all corporate formalities as a distinct entity, and ensure that all actions relating to the dissolution or liquidation of Borrower or the initiation or participation in, acquiescence in, or consent to any bankruptcy, insolvency, reorganization, or similar proceeding involving Borrower, are duly authorized by unanimous vote of its directors;

          (c)       maintain Borrower’s Books separate from those of its other Affiliates and otherwise readily identifiable as its own assets rather than assets of its other Affiliates;

          (d)       except as herein specifically otherwise provided, not commingle funds or other assets of Borrower with those of its other Affiliates and, except for the Cash Management Accounts, not maintain bank accounts or other depository accounts to which Borrower is an account party, into which Borrower makes deposits or from which Borrower has the power to make withdrawals; and

          (e)       not permit Borrower to pay or finance any of its other Affiliates’ operating expenses not properly allocable to Borrower.

  6.13  Environmental.  (a) Keep any property either owned or operated by Borrower or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply, in all material respects, with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests, (c) promptly notify Agent of any release of a Hazardous Material in any reportable quantity from or onto property owned or operated by Borrower or its Subsidiaries and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, and (d) promptly, but in any event within 5 days of its receipt thereof,  provide Agent with written notice of any of the following:  (i) notice that an Environmental Lien has been filed against any of the real or personal property of Borrower or its Subsidiaries, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against Borrower or its Subsidiaries, and (iii) notice of a violation, citation, or other administrative order which reasonably could be expected to result in a Material Adverse Change.

  6.14  Disclosure Updates.  Promptly and in no event later than five (5) Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to the Lender Group contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made.  The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

  6.15  Formation of Subsidiaries. Not form or acquire any Subsidiary of Borrower on or after the Closing Date without the prior written consent of Agent, and at the time that Borrower forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date with the prior written consent of the Agent, Borrower shall, if and to the extent required by Agent, (a) cause such new Subsidiary to provide to Agent a joinder to this Agreement, together with such other security documents (including mortgages with respect to any Real Property of such new Subsidiary), as well as appropriate financing statements (and with respect to all property subject to a mortgage, fixture filings), all in form and substance satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Agent a pledge agreement and appropriate certificates and powers or financing statements, hypothecating all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Agent, and (c) provide to Agent all other documentation, including one or more opinions of counsel satisfactory to Agent, if requested by Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all property subject to a mortgage).  Any document, agreement, or instrument executed or issued pursuant to this Section 6.15 shall be a Loan Document.

  6.16  Required Asset Documents. Immediately upon receipt, deliver to Agent or the Collateral Custodian (if one has been appointed) all of the Required Asset Documents related to such Note Receivable.

  6.17  Sale and Servicing Agreement.  Cause Servicer to promptly provide Agent with true and complete copies of all notices sent or received by Servicer under the Sale and Servicing Agreement.

  6.18  Escrow Deposits.  Deposit into a Deposit Account that is subject to a perfected Agent’s Lien all amounts advanced by Borrower into escrow and all amounts delivered to Borrower to be held in escrow, including, without limitation, construction funds, insurance premiums and proceeds, taxes, and other funds delivered to Borrower to be held on behalf of any Account Debtor.

  6.19  Minimum Funding of Advances.  On or before September 30, 2008, borrow Advances in an aggregate principal amount of not less than $10,000,000.

7.  NEGATIVE COVENANTS.

Borrower covenants and agrees that, until termination of all of the Commitments and full and final payment of the Obligations, Borrower will not and will not permit any of its Subsidiaries to do any of the following:

   7.1  Indebtedness.  Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

(a)  Indebtedness evidenced by this Agreement and the other Loan Documents,

(b)  Subordinated Debt,

(c)  other Indebtedness set forth on Schedule 5.19,

(d)  Permitted Purchase Money Indebtedness,

(e)  refinancings, renewals, or extensions of Indebtedness permitted under clauses (c) and (d) of this Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not, in Agent’s judgment, materially impair the prospects of repayment of the Obligations by Borrower or materially impair Borrower’s creditworthiness, (ii) such refinancings, renewals, or extensions do not result in an increase in the principal amount of, or interest rate with respect to, the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are materially more burdensome or restrictive to Borrower, (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness, and (v) the Indebtedness that is refinanced, renewed, or extended is non-recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended, and

(f)  endorsement of instruments or other payment items for deposit.

   7.2  Liens.  Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced, renewed, or extended under Section 7.1(e) and so long as the replacement Liens only encumber those assets that secured the refinanced, renewed, or extended Indebtedness).

   7.3  Restrictions on Fundamental Changes.

(a)  Enter into any merger, consolidation, reorganization, or recapitalization, or amend any of its Governing Documents as in effect on the Closing Date.

(b)  Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution).

(c)  Suspend or go out of a substantial portion of its or their business.

(d)  Convey, sell, lease, license, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its assets, other than through Permitted Dispositions.

   7.4  Disposal of Assets.  Other than Permitted Dispositions, convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any of Borrower’s or its Subsidiaries’ assets.

   7.5  Change Name.  Change Borrower’s or any of its Subsidiaries’ name, organizational identification number, state of organization or organizational identity; provided, however, that Borrower or any of its Subsidiaries may change their names upon at least 30 days prior written notice to Agent of such change and so long as, at the time of such written notification, Borrower or its Subsidiary provides any financing statements necessary to perfect and continue perfected the Agent’s Liens.

   7.6  Nature of Business.  Make any change in the nature of its or their business, or acquire any properties or assets that are not reasonably related to the conduct of such business activities.  Without limiting the generality of the foregoing, Borrower shall not permit HTGC (a) to allow any other Subsidiary or Affiliate of HTGC to acquire or hold any new loan first funded after the Closing Date that would be an Eligible Note Receivable under this Agreement and would create Availability that would not be limited by the amount of the Maximum Revolver Amount at the time of Borrower’s acquisition thereof (provided, however, that (i) loans intended to be financed by Hercules Technology II, L.P., HTGC’s Subsidiary that is licensed as a small business investment company under the Small Business Investment Act of 1958, may continue to be made and held by Hercules Technology II, L.P., (ii) HTGC may acquire or fund new loans through any Subsidiary or Affiliate of HTGC other than Borrower if such loan would not be an Eligible Note Receivable under this Agreement if held by Borrower or if the outstanding amount of the Advances then equals or exceeds the Maximum Revolver Amount, and (iii) Agent may waive such requirement in its Permitted Discretion), or (b) to cause the portfolio of Notes Receivable held by Borrower, as opposed to HTGC or any other Subsidiary or Affiliate of HTGC, to be selected in a manner adverse to Borrower or Lender.

   7.7  Prepayments and Amendments.  Except in connection with a refinancing permitted by Section 7.1(e), or a Restricted Payment or other payment permitted by Section 7.10,

(a)  optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of Borrower or its Subsidiaries, other than the Obligations in accordance with this Agreement,

(b)  make any payment on account of Indebtedness that has been contractually subordinated in right of payment if such payment is not permitted at such time under the subordination terms and conditions, or

(c)  directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing  or concerning any Subordinated Debt or any Indebtedness permitted under Sections 7.1(c) , (d) or (e), except as permitted by Sections 7.1(e).

   7.8  Change of Control.  Cause, permit, or suffer, directly or indirectly, any Change of Control.

   7.9  Required Procedures.  Make any changes or revisions in any material respect to the Borrower’s Required Procedures without advance notice to, and consent by, Agent.

  7.10  Restricted Payments.  Make any Restricted Payment; provided, however, that so long as no Default or Event of Default shall have occurred and be continuing or would occur as a result thereof and Agent and Lenders shall have received the financial statements required by Section 6.3(a) for the most recently completed fiscal month, then Borrower may (a) make distributions to the holders of its Stock to the extent permitted by applicable law, and (b) make regularly scheduled payments of interest on the Subordinated Debt only as it becomes due and payable.

  7.11  Accounting Methods.  Modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP) or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrower’s or its Subsidiaries’ accounting records without said accounting firm or service bureau agreeing to provide Agent information regarding the Collateral or Borrower’s and its Subsidiaries’ financial condition.

  7.12  Investments.  Except for Permitted Investments, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment.

  7.13  Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any transaction with any Affiliate of Borrower except for transactions that (i) are in the ordinary course of Borrower’s business, (ii) are upon fair and reasonable terms, (iii) are fully disclosed to Agent, and (iv) are no less favorable to Borrower or its Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate.

  7.14  Use of Proceeds.  Use the proceeds of the Advances for any purpose other than (a) on the Closing Date and on the initial Funding Date, to partially refinance HTGC’s existing senior secured revolving credit facility and to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) after the Closing Date, for working capital purposes or to make distributions to the holders of its Stock to the extent permitted by applicable law to the extent permitted by this Agreement.

  7.15  Collateral with Bailees.  Store any Collateral at any time now or hereafter with a bailee, warehouseman, or similar party, other than Agent or Collateral Custodian (if one has been appointed); provided, that loan files that do not include original promissory notes, Lien instruments, or assignments of Lien instruments may be stored, from time to time, in a public warehouse, access to which has been assigned by Borrower to Agent.

  7.16  Financial Covenants.

(a)  Minimum Tangible Net Worth of Borrower.  Permit Borrower, on a consolidated basis with its Subsidiaries, to fail to maintain as of the end of each of its fiscal quarters a sum of (i) Tangible Net Worth, plus (ii) Subordinated Debt, that is greater than or equal to the sum of (A) the lesser of (I) the sum of the outstanding principal amounts of Borrower’s three largest Notes Receivable, and (II) $25,000,000, plus (B) any positive amount of cumulative capital contributions made to Borrower from and after the Closing Date.

(b)  Minimum Interest Coverage Ratio of Borrower. Permit Borrower, on a consolidated basis with its Subsidiaries, to fail to maintain, as measured on the last day of each of its fiscal quarters, an Interest Coverage Ratio for the three (3) fiscal month period then ended that is greater than or equal to 2.00 to 1.00.

(c)  Minimum Tangible Net Worth of HTGC.  Permit HTGC, on a consolidated basis with its Subsidiaries, to fail to maintain as of the end of each of its fiscal quarters a sum of (i) Tangible Net Worth, plus (ii) Subordinated Debt, that is greater than or equal to the sum of (A) $360,000,000, plus (B) ninety percent (90%) of the cumulative amount of equity raised by HTGC from and after the Closing Date.

(d)  Maximum Debt to Worth Ratio of HTGC.  Permit HTGC, on a consolidated basis with its Subsidiaries, to fail to maintain as of the end of each of its fiscal quarters a Debt to Worth Ratio that is less than or equal to 1.25 to 1.00.

(e)  Minimum Interest Coverage Ratio of HTGC. Permit HTGC, on a consolidated basis with its Subsidiaries, to fail to maintain, as measured on the last day of each of its fiscal quarters, an Interest Coverage Ratio for the three (3) fiscal month period then ended that is greater than or equal to 2.00 to 1.00.

(f)  Minimum Portfolio Funding Liquidity Covenant of HTGC. Permit HTGC, on a consolidated basis with its Subsidiaries, to fail to maintain, as measured on the last day of each of its fiscal months, an aggregate amount of unrestricted cash balances and borrowing availability under committed lines of credit that is greater than or equal to seventy-five percent (75%) of the aggregate amount of unfunded commitments of Borrower to the makers of Notes Receivable.

  7.17  Certain Borrower and HTGC Portfolio Covenants.

(a)  Maximum Delinquent Notes Receivable Percentage of Borrower.  Permit the aggregate unpaid principal balance of all Notes Receivable that are Delinquent Notes Receivable as of the last day of any fiscal month, to be in excess of ten percent (10%) of the aggregate unpaid principal balance of all Notes Receivable as of such day.

(b)  Maximum Defaulted Notes Receivable Percentage of Borrower.  Permit the aggregate unpaid principal balance of all Notes Receivable that are Defaulted Notes Receivable as of the last day of any fiscal month, to be in excess of five percent (5%) of the aggregate unpaid principal balance of all Notes Receivable as of such day.

(c)  Maximum Amount of Unfunded Commitments of Borrower.  Permit the aggregate amount of unfunded commitments of Borrower to the makers of Notes Receivable as of the last day of any fiscal month to be in excess of the greater of (i) $30,000,000, and (ii) forty percent (40%) of the aggregate amount of the Commitments at such time.

(d)  Maximum Delinquent Notes Receivable Percentage of HTGC’s Serviced Portfolios.  Permit the aggregate unpaid principal balance of all loans that are serviced by HTGC for its Subsidiaries and Affiliates with respect to which any payment thereunder remains outstanding and unpaid, in whole or in part, for more than sixty (60) days past the date it became due and payable as of the last day of any fiscal month, to be in excess of ten percent (10%) of the aggregate unpaid principal balance of all such loans serviced by HTGC as of such day.

(e)  Maximum Defaulted Notes Receivable Percentage of HTGC’s Serviced Portfolios.  Permit the aggregate unpaid principal balance of all loans that are serviced by HTGC for its Subsidiaries and Affiliates with respect to which (a) any payment thereunder remains outstanding and unpaid, in whole or in part, for more than ninety (90) days past the date it became due and payable according to the original face and tenor of such loan, (b) with respect to which foreclosure proceedings have been initiated against any property securing such loan, or (c) that HTGC deems to be non-collectible as of the last day of any fiscal month, to be in excess of ten percent (10%) of the aggregate unpaid principal balance of all such loans serviced by HTGC as of such day.

  7.18  Sale and Servicing Agreement.

(a)  With respect to the Sale and Servicing Agreement (i) amend or modify the Sale and Servicing Agreement in any manner that (A) causes or allows the aggregate amount of the servicing fees payable under the Sale and Servicing Agreement to exceed, as of any time of determination, an amount equal to the amount of the servicing fees as determined pursuant to the Sale and Servicing Agreement on the Closing Date, (B) except as allowed by clause (A) preceding, obligates Borrower for payment of any professional costs or court costs incurred by Servicer in servicing under the Sale and Servicing Agreement, (C) causes or allows the requirements applicable to Servicer’s standards of conduct, compliance with laws or licensing requirements to be less restrictive than exist on the Closing Date, (D) releases any indemnity obligations of Servicer or modifies any such obligations in any manner that is less restrictive than exist on the Closing Date, (E) relieves Servicer of its obligation to perform under the Sale and Servicing Agreement, or (ii) terminate the Sale and Servicing Agreement, or allow the Sale and Servicing Agreement to be terminated, in any such case without the prior written consent of Agent.

(b)  Allow Servicer to delegate any of its duties or functions under the Sale and Servicing Agreement to any Person, or otherwise engage any such Person to perform any such duties or functions for or on behalf of Servicer or Borrower, in any such case without the prior written consent of Agent.

(c)  Transfer the duties and functions of Servicer under the Sale and Servicing Agreement to any other Person without the prior written consent of Agent.

8.  EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

          8.1       If Borrower fails to pay when due and payable, or when declared due and payable, all or any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due Agent or any Lender, reimbursement of Lender Group Expenses, or other amounts constituting Obligations);

          8.2       If Borrower (a) fails to perform, keep, or observe any covenant or other provision contained in Sections 2.6, 6.2, 6.3, 6.5, 6.8, 6.12, 6.14, 6.16, 6.17, 6.18, and 7.1 through 7.18 of this Agreement or any comparable provision contained in any of the other Loan Documents (b) fails to perform, keep, or observe any covenant or other provision contained in Sections 6.1, 6.6, 6.7, 6.9, 6.10, 6.11, 6.13, or 6.15 of this Agreement and such failure continues for a period of ten (10) days after the date on which such failure first occurs, or (c) fails to perform, keep, or observe any covenant or other provision contained in any Section of this Agreement (other than a Section that is expressly dealt with elsewhere in this Section 8.2), including failure to satisfy a condition subsequent set forth in Section 3.2 within the period stated, or the other Loan Documents, and such failure continues for a period of fifteen (15) Business Days after the date on which such failure first occurs;

          8.3       If any material portion of the assets of Borrower or any of its Subsidiaries, or of HTGC, is attached, seized, subjected to a writ or distress warrant, levied upon, or comes into the possession of any third Person;

          8.4       If an Insolvency Proceeding is commenced by Borrower or any of its Subsidiaries, or HTGC;

          8.5       If an Insolvency Proceeding is commenced against Borrower, or any of its Subsidiaries, or HTGC, and any of the following events occur:  (a) such Person consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted; provided, however, that, during the pendency of such period, Agent (including any successor agent) and each other member of the Lender Group shall be relieved of their obligations to extend credit hereunder, (c) the petition commencing the Insolvency Proceeding is not dismissed within 45 calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, Agent (including any successor agent) and each other member of the Lender Group shall be relieved of their obligations to extend credit hereunder, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of such Person, or (e) an order for relief shall have been entered therein;

          8.6       If Borrower or any of its Subsidiaries, or HTGC, is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

          8.7       If a notice of Lien, levy, or assessment is filed of record with respect to any of the assets of Borrower or any of its Subsidiaries having an aggregate value in excess of $100,000, or of any of the assets of HTGC having an aggregate value in excess of $500,000, by the United States, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien upon any of the assets of Borrower or any of its Subsidiaries having an aggregate value in excess of $100,000, or of any of the assets of HTGC having an aggregate value in excess of $500,000, and in any such case the same is not paid before such payment is delinquent;

          8.8       If a judgment or other claim becomes a Lien or encumbrance upon any assets of Borrower or any of its Subsidiaries having an aggregate value in excess of $100,000, or of any of the assets of HTGC having an aggregate value in excess of $500,000, and in any such case either (a) enforcement of such judgment or claim remains unstayed or unsatisfied for a period of thirty (30) consecutive days and is not fully covered (subject to standard deductibles) by insurance coverage under which the insurer has accepted liability, or (b) the judgment creditor or claimant begins enforcement proceedings of such judgment or Lien;

          8.9       If there is a default by Borrower, HTGC or any of their respective Subsidiaries under any Subordinated Debt or any material agreement to which Borrower or any of its Subsidiaries is a party, or any loan or financing agreement to which HTGC or any of its Subsidiaries other than Borrower is a party, and such default (a) occurs at the final maturity of the obligations thereunder, or (b) results in a right by the other party thereto, irrespective of whether exercised, to accelerate the maturity of the obligations of Borrower or any of its Subsidiaries, or HTGC or any of its Subsidiaries other than Borrower, thereunder, to terminate such agreement, or to refuse to renew such agreement in accordance with any automatic renewal right therein;

          8.10      If Borrower or any of its Subsidiaries, or HTGC, makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

          8.11      If any warranty, representation, statement, or Record made or provided to the Lender Group by Borrower, its Subsidiaries, HTGC, or any officer, employee, agent, or director of Borrower or any of its Subsidiaries or HTGC is incorrect in any material respect as of the date when made or deemed made;

          8.12      If the obligations of any Guarantor under its Guaranty is limited or terminated by operation of law or by such Guarantor thereunder;

          8.13      If this Agreement or any other Loan Document that purports to create a Lien in favor of Agent or Lenders shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Collateral covered hereby or thereby in favor of Agent or Lenders, except as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement;

          8.14      If any of the individuals serving as of the Closing Date as the Chief Executive Officer, Chief Legal Officer, Chief Financial Officer, Technology Segment Head, Life Sciences Head, or Corporate Controller, respectively, of either Borrower or HTGC, shall cease to be actively involved in the business of Borrower or HTGC (as applicable) in such capacity and such individual has not been replaced within 90 days by an individual acceptable to Agent in Agent’s Permitted Discretion.

          8.15      Either Servicer or Borrower fails to comply, in any material respect, with its obligations under the Sale and Servicing Agreement; or

          8.16      Any provision of any Loan Document that Agent in its Permitted Discretion deems to be material shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by Borrower or its Subsidiaries, or by HTGC, or a proceeding shall be commenced by Borrower or its Subsidiaries, or by HTGC, or by any Governmental Authority having jurisdiction over Borrower or its Subsidiaries or HTGC seeking to establish the invalidity or unenforceability thereof, or Borrower or its Subsidiaries, or HTGC, shall deny that such Person has any liability or obligation purported to be created under any Loan Document to which it is a party.

9.  THE LENDER GROUP’S RIGHTS AND REMEDIES.

   9.1  Rights and Remedies.  Upon the occurrence, and during the continuation, of an Event of Default, the Required Lenders (at their election but without notice of their election and without demand) may authorize and instruct Agent to do any one or more of the following on behalf of the Lender Group (and Agent, acting upon the instructions of the Required Lenders, shall do the same on behalf of the Lender Group), all of which are authorized by Borrower:

(a)  Declare all or any portion of the Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

(b)  Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and the Lender Group;

(c)  Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of the Lender Group, but without affecting any of Agent’s Liens in the Collateral and without affecting the Obligations;

(d)  Settle or adjust disputes and claims directly with Borrower’s Account Debtors and makers of Notes Receivable for amounts and upon terms which Agent considers advisable, and in such cases, Agent will credit Borrower’s Loan Account with only the net amounts received by Agent in payment of such disputed Accounts or Notes Receivable after deducting all Lender Group Expenses incurred or expended in connection therewith;

(e)  Exercise or assign any and all rights to collect, manage, and service the Notes Receivables, including, (i) receive, process and account for all Collections in respect of Notes Receivables, (ii) terminate the Sale and Servicing Agreement and assign servicing responsibilities to any replacement servicer, (iii) without notice to or demand upon Borrower, make any payments as are reasonably necessary or desirable in connection with the Sale and Servicing Agreement or any other agreement that Agent enters into with any replacement servicer, and (iv) take all lawful actions and procedures which Agent or such assignee deems necessary to collect the amounts due to Borrower in connection with Notes Receivables (all amounts incurred by Agent pursuant to this Section 9.1(e) shall be Lender Group Expenses);

(f)  Without notice to or demand upon Borrower or any other Person, make such payments and do such acts as Agent considers necessary or reasonable to protect its security interests in the Collateral.  Borrower agrees to assemble the Collateral if Agent so requires, and to make the Collateral available to Agent at a place that Agent may designate which is reasonably convenient to both parties.  Borrower authorizes Agent to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien that in Agent’s determination appears to conflict with the priority of Agent’s Liens in and to the Collateral and to pay all expenses incurred in connection therewith and to charge Borrower’s Loan Account therefor.  With respect to any of Borrower’s owned or leased premises, Borrower hereby grants Agent a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of the Lender Group’s rights or remedies provided herein, at law, in equity, or otherwise;

(g)  Without notice to Borrower (such notice being expressly waived), and without constituting an acceptance of any collateral in full or partial satisfaction of an obligation (within the meaning of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by the Lender Group (including any amounts received in the Cash Management Accounts), or (ii) Indebtedness at any time owing to or for the credit or the account of Borrower held by the Lender Group;

(h)  Hold, as cash collateral, any and all balances and deposits of Borrower held by the Lender Group, and any amounts received in the Cash Management Accounts, to secure the full and final repayment of all of the Obligations;

(i)  Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Borrower Collateral.  Borrower hereby grants to Agent a license or other right to use, without charge, Borrower’s labels, patents, copyrights, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Borrower Collateral, in completing production of, advertising for sale, and selling any Borrower Collateral and Borrower’s rights under all licenses and all franchise agreements shall inure to the Lender Group’s benefit;

(j)  Sell the Borrower Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Agent determines is commercially reasonable.  It is not necessary that the Borrower Collateral be present at any such sale;

(k)  Except in those circumstances where no notice is required under the Code, Agent shall give notice of the disposition of the Borrower Collateral as follows:

(i)  Agent shall give Borrower a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Borrower Collateral, the time on or after which the private sale or other disposition is to be made; and

(ii)  The notice shall be personally delivered or mailed, postage prepaid, to Borrower as provided in Section 12, at least 10 days before the earliest time of disposition set forth in the notice; no notice needs to be given prior to the disposition of any portion of the Borrower Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market;

(l)  Agent, on behalf of the Lender Group, may credit bid and purchase at any public sale;

(m)  Agent may seek the appointment of a receiver or keeper to take possession of all or any portion of the Borrower Collateral or to operate same and, to the maximum extent permitted by applicable law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing;

(n)  Exercise any and all rights of Borrower under the Sale and Servicing Agreement or assume or assign any and all rights and responsibilities to collect, manage, and service the Notes Receivables, including (i) the responsibility for the receipt, processing and accounting for all payments on account of the Notes Receivables, (ii) periodically sending demand notices and statements to the Account Debtors or makers of Notes Receivable, (iii) enforcing legal rights with respect to the Notes Receivables, including hiring attorneys to do so to the extent Agent or such assignee deems such engagement necessary, and (iv) taking all lawful actions and procedures which Agent or such assignee deems necessary to collect the Notes Receivables, and all such amounts shall be Lender Group Expenses; and

(o)  The Lender Group shall have all other rights and remedies available at law or in equity or pursuant to any other Loan Document.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrower or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations then outstanding, together with all accrued and unpaid interest thereon and all fees and all other amounts due under this Agreement and the other Loan Documents, shall automatically and immediately become due and payable, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by Borrower.

   9.2  Remedies Cumulative.  The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative.  The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity.  No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver.  No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10.  TAXES AND EXPENSES.

If Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, Agent, in its sole discretion and without prior notice to Borrower, may do any or all of the following:  (a) make payment of the same or any part thereof, (b) set up such reserves against the Borrowing Base or the Maximum Revolver Amount as Agent deems necessary to protect the Lender Group from the exposure created by such failure, or (c) in the case of the failure to comply with Section 6.8 hereof, obtain and maintain insurance policies of the type described in Section 6.8 and take any action with respect to such policies as Agent deems prudent.  Any such amounts paid by Agent shall constitute Lender Group Expenses and any such payments shall not constitute an agreement by the Lender Group to make similar payments in the future or a waiver by the Lender Group of any Event of Default under this Agreement.  Agent need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

11.  WAIVERS; INDEMNIFICATION.

  11.1  Demand; Protest; etc.  Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which Borrower may in any way be liable.

  11.2  The Lender Group’s Liability for Borrower Collateral.  Borrower hereby agrees that:  (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for:  (i) the safekeeping of the Borrower Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Borrower Collateral shall be borne by Borrower.

  11.3  Indemnification.  Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons with respect to each Lender, each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by applicable law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts and consultants and other reasonable costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Borrower’s and its Subsidiaries’ compliance with the terms of the Loan Documents, (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by Borrower or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities and Costs or Remedial Actions related in any way to any such assets or properties of Borrower or any of its Subsidiaries (all the foregoing, collectively, the “Indemnified Liabilities”).  The foregoing to the contrary notwithstanding, Borrower shall have no obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person.  This provision shall survive the termination of this Agreement and the repayment of the Obligations.  If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto.  WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

12.  NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by Borrower or Agent to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as Borrower or Agent, as applicable, may designate to each other in accordance herewith), or telefacsimile to Borrower or Agent, as the case may be, at its address set forth below:

                    If to Borrower:     Hercules Funding II LLC
                                                  c/o Hercules Technology Growth Capital, Inc.
                                                  400 Hamilton Avenue, Suite 310
                                                  Palo Alto, California  94301
                                                  Attn:  Chief Executive Officer and Chief Financial Officer
                                                  Fax No.  650-473-9194

with copies to:         Hercules Funding II LLC
                              c/o Hercules Technology Growth Capital, Inc.
                              400 Hamilton Avenue, Suite 310
                              Palo Alto, California  94301
                              Attn:  Chief Legal Officer
                              Fax No.  650-473-9194

                    If to Agent:              Wells Fargo Foothill, LLC
                                                  14241 Dallas Parkway, Suite 1300
                                                  Dallas, Texas  75244
                                                  Attn: Loan Portfolio Manager – Hercules Technology
                                                  Fax No.  972-387-5775

                    with copies to:         McDermott Will & Emery LLP
                                                  3150 Porter Drive
                                                  Palo Alto, California  94304
                                                  Attn:     Dick M. Okada, Esq.
                                                  Fax No.  650-813-5100

Agent and Borrower may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party.  All notices or demands sent in accordance with this Section 12, other than notices by Agent in connection with enforcement rights against the Borrower Collateral under the provisions of the Code, shall be deemed received on the earlier of the date of actual receipt or three (3) Business Days after the deposit thereof in the mail as provided herein, or if sent by facsimile when sent with receipt confirmed by the recipient.  Borrower acknowledges and agrees that notices sent by the Lender Group in connection with the exercise of enforcement rights against Borrower Collateral under the provisions of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or any other method set forth above.

13.  CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a)  THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b)  THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.  BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13(b).

(c)  BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

14.  ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

  14.1  Assignments and Participations

(a)  Any Lender may assign and delegate to one or more assignees (each an “Assignee”) that are Eligible Transferees all or any portion of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount (unless waived by the Agent) of $5,000,000 (except such minimum amount shall not apply to (x) an assignment or delegation by any Lender to any other Lender or an Affiliate of any Lender or (y) a group of new Lenders, each of whom is an Affiliate of each other or a fund or account managed by any such new Lender or an Affiliate of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000); provided, however, that Borrower and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrower and Agent by such Lender and the Assignee, (ii) such Lender and its Assignee have delivered to Borrower and Agent an Assignment and Acceptance and Agent has notified the assigning Lender of its receipt thereof in accordance with Section 14.1(b), and (iii) unless waived by the Agent, the assigning Lender or Assignee has paid to Agent for Agent’s separate account a processing fee in the amount of $5,000.  Anything contained herein to the contrary notwithstanding, the payment of any fees shall not be required and the Assignee need not be an Eligible Transferee if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of the assigning Lender.

(b)  From and after the date that Agent notifies the assigning Lender (with a copy to Borrower) that it has received an executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 11.3 hereof) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation among Borrower, the assigning Lender, and the Assignee; provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 16 and Section 17.7(a) of this Agreement.

(c)  By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement as are delegated to Agent, by the terms hereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)  Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 14.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom.  The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e)  Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums, and (v) all amounts payable by Borrower hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.  The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrower, the Collections, the Collateral, or otherwise in respect of the Obligations.  No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f)  In connection with any such assignment or participation or proposed assignment or participation, a Lender may, subject to the provisions of Section 17.7,  disclose all documents and information which it now or hereafter may have relating to Borrower and its Subsidiaries and their respective businesses.

(g)  Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

  14.2  Successors.  This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio.  No consent to assignment by the Lenders shall release Borrower from its Obligations.  A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 14.1 hereof and, except as expressly required pursuant to Section 14.1 hereof, no consent or approval by Borrower is required in connection with any such assignment.

15.  AMENDMENTS; WAIVERS.

  15.1  Amendments and Waivers.  No amendment or waiver of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements or the Fee Letter), and no consent with respect to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and Borrower and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and Borrower, do any of the following:

(a)  increase or extend any Commitment of any Lender,

(b)  postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(c)  reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document,

(d)  change the Pro Rata Share that is required to take any action hereunder,

(e)  amend or modify this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(f)  other than as permitted by Section 16.12, release Agent’s Lien in and to any of the Collateral;

(g)  change the definition of “Required Lenders” or “Pro Rata Share”,

(h)  contractually subordinate any of the Agent’s Liens,

(i)  release Borrower or any Guarantor from any obligation for the payment of money,

(j)  change the definitions of Borrowing Base, Eligible Note Receivables or Maximum Revolver Amount;

(k)  amend any of the provisions of Section 2.1(b) or Section 2.3(b)(i),

(l)  amend any of the provisions of Section 16;

and, provided further, however, that no amendment, waiver or consent shall, unless in writing and signed by Agent or Swing Lender, as applicable, affect the rights or duties of Agent or Swing Lender, as applicable, under this Agreement or any other Loan Document.  The foregoing notwithstanding, any amendment, modification, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Borrower, shall not require consent by or the agreement of Borrower.

  15.2  Replacement of Holdout Lender.

(a)  If any action to be taken by the Lender Group or Agent hereunder requires the unanimous consent, authorization, or agreement of all Lenders, and a Lender (“Holdout Lender”) fails to give its consent, authorization, or agreement, then Agent, upon at least 5 Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute Lenders (each, a “Replacement Lender”), and the Holdout Lender shall have no right to refuse to be replaced hereunder.  Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b)  Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance Agreement, subject only to the Holdout Lender being repaid its share of the outstanding Obligations without any premium or penalty of any kind whatsoever.  If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance Agreement prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance Agreement.  The replacement of any Holdout Lender shall be made in accordance with the terms of Section 14.1.  Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make the Holdout Lender’s Pro Rata Share of Advances.

  15.3  No Waivers; Cumulative Remedies.  No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof.  No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated.  No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Borrower of any provision of this Agreement.  Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

16.  AGENT; THE LENDER GROUP.

  16.1  Appointment and Authorization of Agent.  Each Lender hereby designates and appoints WFF as its representative under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Agent agrees to act as such on the express conditions contained in this Section 16.  The provisions of this Section 16 (other than the proviso to Section 16.11(e)) are solely for the benefit of Agent, and the Lenders, and Borrower and its Subsidiaries shall have no rights as a third party beneficiary of any of the provisions contained herein.  Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent; it being expressly understood and agreed that the use of the word “Agent” is for convenience only, that WFF is merely the representative of the Lenders, and only has the contractual duties set forth herein.  Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents.  Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect:  (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of Lenders as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Borrower, the Obligations, the Collateral, the Collections, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

  16.2  Delegation of Duties.  Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made without gross negligence or willful misconduct.

  16.3  Liability of Agent.  None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by Borrower or any Subsidiary or Affiliate of Borrower, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the Books or properties of Borrower or the books or records or properties of any of Borrower’s Subsidiaries or Affiliates.

  16.4  Reliance by Agent.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower or counsel to any Lender), independent accountants and other experts selected by Agent.  Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable.  If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the requisite Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

  16.5  Notice of Default or Event of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.”  Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge.  If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default.  Each Lender shall be solely responsible for giving any notices to its Participants, if any.  Subject to Section 16.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

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  16.6  Credit Decision.  Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Borrower and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender.  Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower.  Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and any other Person party to a Loan Document.  Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower and any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.

  16.7  Costs and Expenses; Indemnification.  Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrower is obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise.  Agent is authorized and directed to deduct and retain sufficient amounts from the Collections received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders.  In the event Agent is not reimbursed for such costs and expenses by Borrower, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s Pro Rata Share thereof.  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), according to their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder.  Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s Pro Rata Share of any costs or out-of-pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower.  The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

  16.8  Agent in Individual Capacity.  WFF and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though WFF were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group.  The other members of the Lender Group acknowledge that, pursuant to such activities, WFF or its Affiliates may receive information regarding Borrower or its Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them.  The terms “Lender” and “Lenders” include WFF in its individual capacity.

  16.9  Successor Agent.  Agent may resign as Agent upon 45 days notice to the Lenders (unless such notice is waived by the Required Lenders).  If Agent resigns under this Agreement, the Required Lenders shall appoint a successor Agent for the Lenders.  If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders, a successor Agent.  If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders.  In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.  If no successor Agent has accepted appointment as Agent by the date which is 45 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

 16.10  Lender in Individual Capacity.  Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group.  The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Borrower or its Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.  With respect to the Swing Loans and Agent Advances, Swing Lender shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the sub-agent of Agent.

 16.11  Withholding Taxes.

(a)  All payments made by Borrower hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense.  In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes, and in the event any deduction or withholding of Taxes is required, Borrower shall comply with the penultimate sentence of this Section 16.11(a).  “Taxes” shall mean, any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein measured by or based on the net income or net profits of any Lender) and all interest, penalties or similar liabilities with respect thereto.  If any Taxes are so levied or imposed, Borrower agrees to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16.11(a) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that Borrower shall not be required to increase any such amounts if the increase in such amount payable results from Agent’s or such Lender’s own willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction).  Borrower will furnish to Agent as promptly as possible after the date the payment of any Tax is due pursuant to applicable law certified copies of tax receipts evidencing such payment by Borrower.

(b)  If a Lender claims an exemption from United States withholding tax, such Lender agrees with and in favor of Agent and Borrower, to deliver to Agent:

(i)  if such Lender claims an exemption from United States withholding tax pursuant to its portfolio interest exception, (A) a statement of the Lender, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN, before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or Borrower;

(ii)  if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed and executed IRS Form W-8BEN before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or Borrower;

(iii)  if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form W-8ECI before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or Borrower; or

(iv)  such other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or Borrower.

Such Lender agrees promptly to notify Agent and Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(c)  If a Lender claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender agrees with and in favor of Agent and Borrower, to deliver to Agent any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or Borrower.

Such Lender agrees promptly to notify Agent and Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(d)  If any Lender claims exemption from, or reduction of, withholding tax and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrower to such Lender, such Lender agrees to notify Agent and Borrower of  the percentage amount in which it is no longer the beneficial owner of Obligations of Borrower to such Lender.  To the extent of such percentage amount, Agent and Borrower will treat such Lender’s documentation provided pursuant to Sections 16.11(b) or 16.11(c) as no longer valid.  With respect to such percentage amount, such Lender may provide new documentation, pursuant to Sections 16.11(b) or 16.11(c), if applicable.

(e)  if any Lender is entitled to a reduction in the applicable withholding tax, Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction.  If the forms or other documentation required by Sections 16.11(b) or 16.11(c) are not delivered to Agent, then Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(f)  If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender due to a failure on the part of the Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless for all amounts paid, directly or indirectly, by Agent, as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent under this Section 16.11, together with all costs and expenses (including attorneys fees and expenses).  The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

 16.12  Collateral Matters

(a)  The Lenders hereby irrevocably authorize Agent, at its option and in its sole discretion, to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrower of all Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if such sale or disposition is a Permitted Disposition or Borrower certifies to Agent that the sale or disposition is permitted under Section 7.4 of this Agreement or the other Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which Borrower owned no interest at the time the Agent’s Lien was granted nor at any time thereafter, or (iv) constituting property leased to Borrower under a lease that has expired or is terminated in a transaction permitted under this Agreement.  Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders.  Upon request by Agent or Borrower at any time, the Lenders will confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 16.12; provided, however, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Borrower in respect of) all interests retained by Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(b)  Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by Borrower or is cared for, protected, or insured or has been encumbered, or that the Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

 16.13  Restrictions on Actions by Lenders; Sharing of Payments

(a)  Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to Borrower or any deposit accounts of Borrower now or hereafter maintained with such Lender.  Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b)  If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

 16.14  Agency for Perfection.  Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting the Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected only by possession or control.  Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

 16.15  Payments by Agent to the Lenders.  All payments to be made by Agent to the Lenders shall be made by bank wire transfer or internal transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent.  Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

 16.16  Concerning the Collateral and Related Loan Documents.  Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents.  Each member of the Lender Group agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

 16.17  Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information.  By becoming a party to this Agreement, each Lender:

(a)  is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a “Report” and collectively, “Reports”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,

(b)  expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c)  expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Borrower and will rely significantly upon the Books, as well as on representations of Borrower’s personnel,

(d)  agrees to keep all Reports and other material, non-public information regarding Borrower and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.7, and

(e)  without limiting the generality of any other indemnification provision contained in this Agreement, agrees:  (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrower, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing:  (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Borrower to Agent that has not been contemporaneously provided by Borrower to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Borrower, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Borrower, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

 16.18  Several Obligations; No Liability.  Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments.  Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender.  Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender.  Except as provided in Section 16.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group.  No Lender shall be responsible to Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

 16.19  Bank Product Providers.  Each Bank Product Provider shall be deemed a party hereto for purposes of any reference in a Loan Document to the parties for whom Agent is acting; it being understood and agreed that the rights and benefits of such Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s right to share in payments and collections out of the Collateral as more fully set forth herein. In connection with any such distribution of payments and collections, Agent shall be entitled to assume no amounts are due to any Bank Product Provider unless such Bank Product Provider has notified Agent in writing of the amount of any such liability owed to it prior to such distribution.

17.  GENERAL PROVISIONS.

  17.1  Effectiveness.  This Agreement shall be binding and deemed effective when executed by Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.

  17.2  Section Headings.  Headings and numbers have been set forth herein for convenience only.  Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

  17.3  Interpretation.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Borrower, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

  17.4  Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

  17.5  Counterparts; Electronic Execution.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.  Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.  The foregoing shall apply to each other Loan Document mutatis mutandis.

  17.6  Revival and Reinstatement of Obligations.  If the incurrence or payment of the Obligations by Borrower or any Guarantor or the transfer to the Lender Group of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of Borrower or such Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

  17.7  Confidentiality.

(a)  Agent and the Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Borrower and its Subsidiaries, their operations, assets, and existing and contemplated business plans shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except:  (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group, (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.7, (iii) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, (iv) as may be agreed to in advance by Borrower or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, (v) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders), (vi) in connection with any assignment, prospective assignment, sale, prospective sale, participation or prospective participations, or pledge or prospective pledge of Agent’s or such Lender’s interest under this Agreement, provided that any such assignee, prospective assignee, purchaser, prospective purchaser, participant, prospective participant, pledgee, or prospective pledgee shall have agreed in writing to receive such information hereunder subject to the terms of this Section 17.7(a), and (vii in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents.  The provisions of this Section 17.7(a) shall survive for two (2) years after the payment in full of the Obligations.

(b)  Anything in this Agreement to the contrary notwithstanding, Agent may provide information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services.

  17.8  Lender Group Expenses.  Borrower agrees to pay any and all Lender Group Expenses promptly after demand therefor by Agent and agrees that its obligations contained in this Section 17.8 shall survive payment or satisfaction in full of all other Obligations.

  17.9  USA Patriot Act.  Each Lender that is subject to the requirements of the USA PATRIOT Improvement and Reauthorization Act of 2005 (Pub. L. 109-177) (the “Patriot Act”) hereby notifies Borrower that pursuant to the requirements of the Patriot Act, such Lender is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the Patriot Act.

 17.10  Integration.  This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

HERCULES FUNDING II LLC, a Delaware limited liability company, as Borrower
By:
Name:	Manuel A. Henriquez
Title:	President

WELLS FARGO FOOTHILL, LLC, a Delaware limited liability company, as Agent and as a Lender
By:
Name:
Title:

EXECUTION VERSION

Schedule C-1
Commitments

(as of Closing Date)

Lender	Commitment
Wells Fargo Foothill, LLC.	$50,000,000

All Lenders	$50,000,000

Schedule P-1

Permitted Liens

None.

Schedule R-1

Required Asset Documents

With respect to each Note Receivable that Borrower proposes be treated as an Eligible Note Receivable:

1.        the original promissory note evidencing such Note Receivable, duly executed by the applicable Account Debtor as maker and payable to the order of the original lender who funded such Note Receivable, together with originals of all assignments or endorsements to make such Note Receivable now payable to the order of Borrower;

2.        a file-stamped copy of the related UCC financing statement(s) naming the applicable Account Debtor as the debtor and the original lender who funded such Note Receivable as secured party, together with file-stamped copy(ies) of UCC amendment(s) evidencing the ultimate assignment of the secured party’s interest under such UCC financing statement(s) to Borrower;

3.        the originals of any warrants issued in connection with such Note Receivable, together with originals of all assignments or stock powers necessary to transfer all of such warrants to Borrower;

4.        the originals of all other agreements, documents, or instruments evidencing or securing such Note Receivable;

5.        (a) an original Assignment of Note with respect to such Note Receivable, executed by Borrower to the order of Lender or in blank, (b) an original Assignment of Warrant or stock power with respect to each warrant referred to in 3 above, executed by Borrower in blank, and (c) an original assignment with respect to all of Borrower’s rights under the documents referred to in 4 above, executed by Borrower in blank; and

6.        a completed UCC amendment for each UCC financing statement referred to in 2 above, assigning the secured party’s interest thereunder to Lender.